--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                            ------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  SEPTEMBER 29, 2000

                           VOICESTREAM WIRELESS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          WASHINGTON                       000-25441                      91-1983600
        (STATE OR OTHER                   (COMMISSION                  (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION)           FILE NUMBER)               IDENTIFICATION NUMBER)

                             3650 131ST AVENUE S.E.
                           BELLEVUE, WASHINGTON 98006

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (425) 653-4600

          (FORMER NAME OR FORMER ADDRESS, IF CHANGE SINCE LAST REPORT)

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

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Omnipoint Corporation, a wholly-owned subsidiary of Registrant, has filed its Annual Report on Form 10K for the year ended December 31, 1999. Because the Registrant is a party to agreements that contemplate a number of transactions, we are filing Omnipoint's audited financial statements as of and for the years ended December 31, 1999, 1998 and 1997, for informational purposes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Omnipoint Corporation:

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Omnipoint Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 21, 2000, except for Note 21
for which the date is
February 25, 2000

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         AT DECEMBER 31, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                 1999          1998
                                                              -----------   -----------
Current assets:
  Cash and cash equivalents.................................  $   346,998   $   194,732
  Short term investments....................................                     43,571
  Accounts receivable, net of allowances of $14,798 and
    $12,094 as of December 31, 1999 and 1998,
    respectively............................................       66,590        38,065
  Inventory.................................................       39,144        29,729
  Prepaid expenses and other current assets.................       18,355        19,332
                                                              -----------   -----------
         Total current assets...............................      471,087       325,429
Fixed assets, at cost
  Network infrastructure equipment in-service...............    1,182,420       907,649
  Construction in progress..................................      103,246       163,410
  Other fixed assets........................................      120,466       110,473
  Accumulated depreciation..................................     (316,560)     (150,357)
                                                              -----------   -----------
Fixed assets, net...........................................    1,089,572     1,031,175
FCC licensing costs, net of accumulated amortization of
  $58,909 and $42,824 as of December 31, 1999 and 1998,
  respectively..............................................      676,365       648,133
Deferred financing costs and other intangible assets, net of accumulated amortization of $13,976 and $7,455 as of
  December 31, 1999 and 1998, respectively..................       54,717        44,959
Investments in joint ventures...............................        6,608         3,506
Other long-term assets......................................       29,283        13,402
                                                              -----------   -----------
         Total assets.......................................  $ 2,327,632   $ 2,066,604
                                                              ===========   ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    66,972   $   121,171
  Accrued expenses..........................................      129,520        61,770
  Accrued interest payable..................................       39,056        48,313
  Current portion of debt...................................      164,556       129,807
  Deferred revenue and other current liabilities............       15,854         8,393
                                                              -----------   -----------
         Total current liabilities..........................      415,958       369,454
Deferred revenue and other credits..........................        6,337
FCC license obligations.....................................      206,397       328,661
Loans payable under financing agreements....................    1,857,916     1,350,613
Senior notes................................................      799,846       603,896
Commitments and contingencies (Notes 8, 10, 11 and 13)
Stockholders' equity (deficit):
  7% Cumulative Convertible Preferred Stock, par value
    $1,000 per share, 10,000,000 shares authorized, 325,000
    shares issued and outstanding, as of December 31, 1999
    and 1998, respectively..................................      297,109       276,191
  Series A Non-Voting Convertible Preferred Stock, par value
    $.01 per share, 12,500 and no shares authorized, 12,500
    and no shares issued and outstanding, as of December 31,
    1999 and 1998, respectively.............................      300,000
  Common stock, par value $.01 per share, 200,000,000 shares authorized, 55,239,786 and 53,082,360 shares issued and
    outstanding, as of December 31, 1999 and 1998,
    respectively............................................          552           531
  Additional paid-in capital................................      315,368       315,762
  Accumulated deficit.......................................   (1,857,873)   (1,171,220)
  Unearned compensation and notes receivable................      (13,978)       (7,284)
                                                              -----------   -----------
         Total stockholders' equity (deficit)...............     (958,822)     (586,020)
                                                              -----------   -----------
         Total liabilities and stockholders' equity
           (deficit)........................................  $ 2,327,632   $ 2,066,604
                                                              ===========   ===========

                See Notes to Consolidated Financial Statements.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            1999         1998         1997
                                                          ---------    ---------    ---------
Revenues:
  Service revenues, net.................................  $ 341,698    $ 141,136    $  30,766
  Handset and accessories revenues, net.................     59,825       26,616       11,611
  License fees and engineering services.................      2,691        4,784        9,573
                                                          ---------    ---------    ---------
          Total revenues................................    404,214      172,536       51,950
                                                          ---------    ---------    ---------
Operating costs and expenses:
  Cost of service revenues and operations...............    155,572      124,177       45,367
  Cost of handset and accessories revenues..............    167,459      100,074       61,895
  Cost of engineering services..........................      2,010        4,168        1,073
  Research and development, net.........................      2,990       16,639       23,932
  Sales, general, and administrative....................    354,082      255,242      105,375
  Depreciation and amortization.........................    198,806      129,043       52,644
                                                          ---------    ---------    ---------
          Total operating costs and expenses............    880,919      629,343      290,286
                                                          ---------    ---------    ---------
  Loss from operations..................................   (476,705)    (456,807)    (238,336)
                                                          ---------    ---------    ---------
Other income (expense):
  Equity in losses of joint ventures....................     (4,718)     (11,879)
  Interest income.......................................     13,027       11,355       12,872
  Interest expense......................................   (261,771)    (187,187)     (89,061)
  Gain on sale of subsidiaries stock....................     41,013
  Other income (expense), net...........................     (5,749)      (8,149)         106
                                                          ---------    ---------    ---------
Loss before extraordinary item and income tax benefit...   (694,903)    (652,667)    (314,419)
     Income tax benefit.................................      8,250
                                                          ---------    ---------    ---------
Loss before extraordinary item..........................   (686,653)    (652,667)    (314,419)
Extraordinary loss on early extinguishment of debt, net
  of tax................................................                               (6,591)
Extraordinary loss on return of C Block licenses, net of
  tax...................................................                 (11,115)
                                                          ---------    ---------    ---------
Net loss after extraordinary loss.......................   (686,653)    (663,782)    (321,010)
Accretion of 7% Cumulative Convertible Preferred
  Stock.................................................    (20,918)     (13,945)
                                                          ---------    ---------    ---------
Net loss attributable to common stockholders............  $(707,571)   $(677,727)   $(321,010)
                                                          =========    =========    =========
Loss per common share before extraordinary loss.........  $  (13.23)   $  (12.66)   $   (6.10)
                                                          =========    =========    =========
Loss per common share on extraordinary loss.............                    (.21)        (.13)
                                                          ---------    ---------    ---------
          Net loss per common share -- basic and
            diluted.....................................  $  (13.23)   $  (12.87)   $   (6.23)
                                                          =========    =========    =========
Weighted average common shares outstanding -- basic and
  diluted...............................................     53,500       52,640       51,554
                                                          =========    =========    =========

                See Notes to Consolidated Financial Statements.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                       UNEARNED
                                   COMMON STOCK       ADDITIONAL    7% CUMULATIVE       SERIES A                     COMPENSATION
                                -------------------    PAID-IN       CONVERTIBLE       NON-VOTING      ACCUMULATED    AND NOTES
                                  SHARES     AMOUNT    CAPITAL     PREFERRED STOCK   PREFERRED STOCK     DEFICIT      RECEIVABLE
                                ----------   ------   ----------   ---------------   ---------------   -----------   ------------
Balance, December 31, 1996....  50,969,300    $510     $329,772       $                 $              $ (186,428)     $(10,080)
Exercise of stock options.....     530,970       5        1,035
Exercise of warrants..........     613,385       6           (4)
Sale of common stock under
 Employee Stock Purchase
 Plan.........................     112,224       1        1,705
Restricted stock returned upon
 termination..................     (15,000)                (150)                                                            150
Issuance of restricted stock
 in exchange for employee note
 receivable...................      60,000       1        1,086                                                          (1,087)
Issuance of options in the
 form of advanced
 compensation.................                            1,154                                                          (1,154)
Amortization of unearned
 compensation.................                                                                                            2,534
Cancellation of unearned
 compensation.................                             (367)                                                            367
Interest on employee notes
 receivable...................                                                                                             (138)
Forgiveness of employee notes
 receivable...................                                                                                              186
Net loss......................                                                                           (321,010)
                                ----------    ----     --------       --------          --------       -----------     --------
Balance, December 31, 1997....  52,270,879     523      334,231                                          (507,438)       (9,222)
                                ----------    ----     --------       --------          --------       -----------     --------
Exercise of stock options.....     485,413       5        1,476
Sale of common stock under
 Employee Stock Purchase
 Plan.........................      87,522       1        1,196
Issuance of options in the
 form of advanced
 compensation.................                            1,828                                                          (1,828)
Issuance of common stock for
 employee 401(k) matching.....      25,792                  660
Issuance of common stock for
 prepaid interest on investor
 notes........................     212,754       2        1,873
Issuance of Convertible
 Preferred Stock..............                          (10,024)       262,245
Accretion of Convertible
 Preferred Stock..............                          (13,946)        13,946
Amortization of unearned
 compensation.................                                                                                            2,403
Cancellation of unearned
 compensation.................                           (1,494)                                                          1,450
Interest on employee notes
 receivable...................                                                                                             (144)
Return of restricted stock....                              (38)                                                             38
Forgiveness of employee notes
 receivable...................                                                                                               19
Net loss......................                                                                           (663,782)
                                ----------    ----     --------       --------          --------       -----------     --------
Balance, December 31, 1998....  53,082,360     531      315,762        276,191                         (1,171,220)       (7,284)
                                ----------    ----     --------       --------          --------       -----------     --------
Exercise of stock options.....   1,052,410      11       11,821
Sale of common stock under
 Employee Stock Purchase
 Plan.........................     237,069       2          867
Issuance of options in the
 form of advanced
 compensation.................                           12,233                                                         (12,233)
Issuance of common stock for
 employee 401(k) matching.....     129,897       1        1,910
Exercise of stock warrants....     738,050       7           (7)
Issuance of Convertible
 Preferred Stock..............                           (3,994)                         300,000
Accretion of Convertible
 Preferred Stock..............                          (20,918)        20,918
Amortization of unearned
 compensation.................                                                                                            3,519
Cancellation of unearned
 compensation.................                           (2,306)                                                          2,162
Interest on employee notes
 receivable...................                                                                                             (142)
Net loss......................                                                                           (686,653)
                                ----------    ----     --------       --------          --------       -----------     --------
Balance, December 31, 1999....  55,239,786    $552     $315,368       $297,109          $300,000       $(1,857,873)    $(13,978)
                                ==========    ====     ========       ========          ========       ===========     ========


                                     TOTAL
                                 STOCKHOLDERS'
                                EQUITY (DEFICIT)
                                ----------------
Balance, December 31, 1996....     $ 133,774
Exercise of stock options.....         1,040
Exercise of warrants..........             2
Sale of common stock under
 Employee Stock Purchase
 Plan.........................         1,706
Restricted stock returned upon
 termination..................
Issuance of restricted stock
 in exchange for employee note
 receivable...................
Issuance of options in the
 form of advanced
 compensation.................
Amortization of unearned
 compensation.................         2,534
Cancellation of unearned
 compensation.................
Interest on employee notes
 receivable...................          (138)
Forgiveness of employee notes
 receivable...................           186
Net loss......................      (321,010)
                                   ---------
Balance, December 31, 1997....      (181,906)
                                   ---------
Exercise of stock options.....         1,481
Sale of common stock under
 Employee Stock Purchase
 Plan.........................         1,197
Issuance of options in the
 form of advanced
 compensation.................
Issuance of common stock for
 employee 401(k) matching.....           660
Issuance of common stock for
 prepaid interest on investor
 notes........................         1,875
Issuance of Convertible
 Preferred Stock..............       252,221
Accretion of Convertible
 Preferred Stock..............
Amortization of unearned
 compensation.................         2,403
Cancellation of unearned
 compensation.................           (44)
Interest on employee notes
 receivable...................          (144)
Return of restricted stock....
Forgiveness of employee notes
 receivable...................            19
Net loss......................      (663,782)
                                   ---------
Balance, December 31, 1998....      (586,020)
                                   ---------
Exercise of stock options.....        11,832
Sale of common stock under
 Employee Stock Purchase
 Plan.........................           869
Issuance of options in the
 form of advanced
 compensation.................
Issuance of common stock for
 employee 401(k) matching.....         1,911
Exercise of stock warrants....
Issuance of Convertible
 Preferred Stock..............       296,006
Accretion of Convertible
 Preferred Stock..............
Amortization of unearned
 compensation.................         3,519
Cancellation of unearned
 compensation.................          (144)
Interest on employee notes
 receivable...................          (142)
Net loss......................      (686,653)
                                   ---------
Balance, December 31, 1999....     $(958,822)
                                   =========

                See Notes to Consolidated Financial Statements.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1999          1998         1997
                                                              ---------    ----------    ---------
Cash flows used in operating activities:
  Net loss..................................................  $(686,653)   $ (663,782)   $(321,010)
  Extraordinary items.......................................                   11,115        6,591
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................    198,806       129,042       52,644
    Provision for doubtful accounts.........................     31,706        33,230        8,059
    Gain on sale of subsidiaries stock......................    (41,013)
    Loss on disposal of fixed assets........................      5,609         7,346
    Acquisition of reseller customer base...................                    4,232
    Inventory write down to replacement cost................                                 8,049
    Payment in kind interest on financing agreements........     31,718        14,084       11,860
    Equity in losses on investments in joint ventures.......      4,718        11,879
    Interest income associated with restricted cash.........                   (1,084)      (3,683)
    Interest expense associated with amortization of
     discount, premium and issuance costs...................      4,986        10,381       10,135
    Sales (purchases) of trading securities, net............     43,571       (28,562)      (2,809)
    Other...................................................      3,232         2,232        2,582
  Changes in operating accounts:
      Accounts receivable...................................    (60,255)      (55,448)     (26,828)
      Prepaid expenses and other assets.....................       (510)      (17,242)     (14,743)
      Inventory.............................................     (9,415)       10,233      (10,520)
      Accounts payable and accrued expenses.................      8,599        74,012       13,229
      Accrued interest......................................      9,110        30,380       45,719
      Deferred revenue and other current liabilities........     10,141         5,287        3,059
                                                              ---------    ----------    ---------
        Net cash used in operating activities...............   (445,650)     (422,665)    (217,666)
                                                              ---------    ----------    ---------
Cash flows used in investing activities:
  Purchase of fixed assets..................................   (248,200)     (603,740)    (402,128)
  Proceeds from disposal of fixed assets....................        314           197
  Purchase of FCC licenses..................................    (45,072)      (13,000)    (121,964)
  Refund of FCC deposit.....................................                                60,000
  Capitalized interest on C and F Block licenses............                   (6,515)     (54,394)
  Proceeds from sale of subsidiaries' stock, net............     52,133
  Purchase of investment securities available for sale......                   (5,000)      (7,901)
  Proceeds from sales of investment securities available for
    sale....................................................                    5,000       86,962
  Investments in joint ventures.............................     (2,440)        7,333
  Proceeds from held to maturity investments and restricted
    cash....................................................                   52,314       (2,078)
  Other long term assets....................................    (17,799)
  Deferred revenue and other credits........................      3,896
                                                              ---------    ----------    ---------
        Net cash used in investing activities...............   (257,168)     (563,411)    (441,503)
                                                              ---------    ----------    ---------
Cash flows from financing activities:
  Issuance of Series A Non-Voting Convertible Preferred
    Stock, net..............................................    296,006
  Issuance of Cumulative Convertible Preferred Stock, net...                  252,221
  Issuance of 11 1/2% Senior Note...........................    199,375
  Issuance of 14% Senior Note...............................                  125,000
  Proceeds from Institutional OCI Financing Arrangement.....    149,850       400,000
  Proceeds from Lehman OCI Facility.........................    102,704
  Proceeds from interim facility............................                   25,000      320,135
  Issuance of common stock..................................     14,609         5,212        2,742
  Proceeds from vendor financing agreements.................    222,652       430,102      496,119
  Payments on FCC License obligations.......................   (116,072)      (79,527)
  Payment of deferred financing costs.......................     (2,940)      (20,652)      (3,917)
  Payment of Institutional OCI Financing Arrangement........     (7,500)       (5,625)
  Payments on vendor financing agreements...................     (3,556)      (14,484)    (307,353)
  Other.....................................................        (44)          (20)          (5)
                                                              ---------    ----------    ---------
        Net cash provided by financing activities...........    855,084     1,117,227      507,721
                                                              ---------    ----------    ---------
Net increase (decrease) in cash and cash equivalents........    152,266       131,151     (151,448)
Cash and cash equivalents at beginning of year..............    194,732        63,581      215,029
                                                              ---------    ----------    ---------
Cash and cash equivalents at end of year....................  $ 346,998    $  194,732    $  63,581
                                                              =========    ==========    =========

(See Note 18 for supplemental cash flow information.)

                See Notes to Consolidated Financial Statements.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General

     Omnipoint was incorporated in Delaware in June 1987, to design, develop, manufacture and market wireless digital communications products and services. From inception in 1987 to 1992, Omnipoint developed several working prototypes for various wireless voice, data and other digital communication transmission projects. Omnipoint's success in developing its proprietary technology for the first digital personal communications services (PCS) system at 1.9 GHz during 1991 and 1992 was instrumental in the Federal Communications Commission (FCC) awarding Omnipoint one of three Pioneer's Preferences in 1993. Omnipoint has acquired licenses that allow the Company to build and provide PCS services to approximately 100 million POPs. See Note 21 -- Subsequent Events.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Consolidated losses attributable to minority interest holders in excess of their respective share of the subsidiary's net equity are not eliminated in consolidation. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Nature of Operations

     Omnipoint has licenses to provide PCS services in areas covering approximately 100 million POPs, of which approximately 60% are located in a contiguous region of the Northeast U.S. from Maine to Virginia. At December 31, 1999, the Company offered PCS services in the major metropolitan areas within the New York MTA, metropolitan areas in the Eastern United States including Philadelphia, Atlantic City, Boston, Providence, Fort Lauderdale, West Palm Beach, Miami, and Detroit and Indianapolis in the Midwest. The Company also has operations in joint ventures, which offer services in several Pennsylvania markets including Harrisburg, York, Lancaster and Reading (PCS One), Northern Michigan (NPI), and in Washington/ Baltimore with VoiceStream Wireless Corporation and a joint operating arrangement, which offers service in Wichita, KS.

     In September 1996, the FCC issued Omnipoint eighteen 30 MHz Entrepreneurs C Block licenses covering approximately 13.3 million POPs. The Company made two down payments for the licenses, for a total of $50.9 million. In June 1998, the Company returned fourteen of these licenses and reduced the frequency on the remaining four licenses to 15 MHz. As a result of these elections, the Company reduced its debt owed to the FCC by $282.1 million, reduced the value of its license holdings by $296.0 million and recorded an extraordinary loss of $11.1 million.

     In January 1997, the Company successfully bid on 109 10 MHz D, E and F Block licenses, expanding its footprint by over 61 million POPs. Total consideration of $106.9 million for the 59 D and E Block licenses was paid in full. The Company financed, through the FCC, $59.4 million of the $74.2 million purchase price for the 50 F Block licenses.

     In June 1998, the Company acquired the rights to nine Basic Trading Area
(BTA) licenses from ACC Wireless, L.P. representing 5.0 million POPs for $13.0 million (the "ACC Transaction"). The acquired licenses included six licenses within the Boston Major Trading Area (MTA) covering 3.8 million POPs (of which two licenses covering 0.8 million POPs were in BTAs for which the Company elected to return its C Block licenses).

     In April 1999, the Company successfully bid on 33 15 and/or 30 MHz C Block licenses, expanding its footprint by over 2 million POPs.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     In June 1999, the Company agreed to merge with VoiceStream (the Merger). See Note 2 -- VoiceStream Merger.

     In October 1999, the Company agreed to merge with East/West Communications, Inc. (East/West Communications) giving Omnipoint additional licenses in Los Angeles and Washington, DC, as well as other markets.

     In December 1999, the Company entered into a joint venture with VoiceStream to acquire Sprint PCS's Washington/Baltimore GSM network infrastructure equipment.

  PCS Technology

     By December 31, 1998, OTI had completed delivery of its IS-661 system to the New York MTA. Upon completing the deployment of its proprietary wireless PCS technology in 1998, OTI moved the focus of most of its resources and expertise to the development, integration, and delivery of other advanced wireless products. These activities/products are based on technologies, such as GSM, wireless packet data, General Packet Radio Service (GPRS), and other data related technologies.

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

  Current vulnerability due to certain concentrations and financing arrangements

     The Company substantially relies upon its relationships with three of its primary vendors, Nortel, Ericsson and Siemens. The Company believes that access to capital and financial flexibility is necessary to successfully implement its strategy. The Company continues to have recurring operating losses, working capital deficiencies, and negative cash flows from operating activities. The Company will be highly dependent upon VoiceStream to fund its ongoing operations.

  Dependence upon key employees

     The Company will be highly dependent upon its Parent for its management, operational and financial resources. The Company is highly dependent upon the technical and management skills of its key employees. The Company's growth may cause a significant strain on its management, operational, and financial resources. The Company's ability to manage its growth effectively will require it to continue to implement and improve its operational and financial systems. The Company's success also depends in large part on a limited number of key technical, marketing, and sales employees and on the Company's ability to continue to attract and retain additional highly talented personnel. Competition for qualified personnel in the PCS equipment and service industries is intense.

  Uncertainty of protection of patents and proprietary rights

     The Company's technology business relies on a combination of patents, trademarks, and nondisclosure and development agreements in order to establish and protect its proprietary rights. The Company has filed and intends to continue to file applications as appropriate for patents covering its technology and products. There can be no assurance that additional patents will be issued or that existing patents together with any future patents will be sufficiently broad to protect the Company's technology. Also, there can be no assurance

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
that any current or future confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary information will be adequate.

  Loss per common share

     Net loss per common share is presented for both basic earnings per common share (Basic EPS) and diluted common earnings per share (Diluted EPS). Basic EPS is based upon the weighted average number of common shares outstanding during the period. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalent shares are included in the diluted EPS calculation where the effect of their inclusion is dilutive. Common stock equivalent shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method.

  Cash and cash equivalents

     Cash and cash equivalents are stated at cost, which approximates market. The Company considers all highly liquid debt instruments purchased with an original maturity at time of purchase of three months or less to be cash equivalents.

  Investments

     Short-term investments consist primarily of money market notes, commercial paper and corporate fixed income bonds with original maturities of less than twelve months.

     Pursuant to Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as either available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported as earnings. The fair value of investments is determined based on quoted market prices. The Company determines the appropriate classification of marketable securities at the time of purchase and evaluates such designation at each balance sheet date. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, interest income, realized gains and losses and declines in value judged to be other than temporary are included in interest and other income.

     At December 31, 1999, the Company had no trading securities or held-to-maturity securities. At December 31, 1998, $33.3 million of trading securities and $10.3 million of held-to-maturity securities were included in short-term investments. The contractual maturities of the held-to-maturity securities as of December 31, 1998 were no more than three months, and matured in 1999. Therefore, there were no unrealized losses as of December 31, 1999. The Company uses the specific identification method to compute its realized gains and losses.

  Concentration of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution. Concentrations of credit risk with respect to trade receivables are limited due to the significant number of

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
customers comprising the Company's customer base. The Company also maintains reserves for potential credit losses.

  Joint ventures

     The Company has entered into joint venture relationships with third parties to jointly operate PCS networks in certain license areas. The investment in joint ventures represents capital contributions of license costs and fixed assets offset by the license obligations and equity in losses of the joint venture. All of the Company's joint venture properties are fully operational. These investments are being accounted for using the equity or cost method of accounting based upon the level of ownership and control.

  Inventory

     Inventory is recorded at the lower of cost or market on the basis of average cost or replacement value. Inventory consists of handsets, accessories and SIM cards for sale to subscribers as well as raw materials and other items used in development of the Company's technology.

  Fixed assets and depreciation

     Fixed assets are recorded at cost. For construction in progress and in-service network infrastructure equipment, costs include capitalized interest, rent, labor and other capitalizable costs. Major replacements and improvements are capitalized while general repairs and maintenance are charged to expense as incurred.

     Depreciation is computed using the straight-line method over the estimated useful life of the asset commencing from the time they are placed into service. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

  Licensing costs, deferred financing and other intangible assets

     FCC licenses are amortized using the straight-line method over a period of 40 years. Deferred financing costs include amounts related to obtaining proceeds under debt, credit facilities and financing agreements. These costs are amortized over the life of the related debt agreement, generally one to ten years.

     Other intangible assets include an asset recorded in connection with shares of the Company's common stock issued in exchange for a previously granted option to purchase from the Company shares of common stock of OCI. This asset is being amortized using the straight-line method over a 40-year period.

     Periodically management assesses, based on undiscounted cash flows, if there has been a permanent impairment in the carrying value of its long-lived assets and, if so, the amount of any such impairment by comparing anticipated discounted future operating income resulting from intangible assets with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and prospects, in addition to other economic factors.

  Preferred stock

     The Company had 10,000,000 shares of preferred stock authorized as of December 31, 1999 and 1998. Other than the 325,000 shares of 7% Cumulative Convertible Preferred Stock and the 12,500 Series A Non-Voting Convertible Preferred Stock that are outstanding, the Board of Directors has the authority to issue additional shares and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

  Revenue recognition

     Usage and access charges are recorded as revenue based on the amount of communications services rendered. Communications services are measured by subscriber usage and fees less collectiblity allowances and discounts. Prepaid revenues are deferred until earned. Revenues from the sale of handsets and related accessories are recognized upon shipment or point-of-sale.

     Revenues from license fees or equipment sales and related support services are recognized when hardware or software has been delivered, and future obligations are no longer significant. Engineering service revenues are recognized when services are performed in accordance with the contractual terms, and there are no material future uncertainties or obligations.

  Research and development

     Expenditures for research and development are charged to operations as incurred. Research and development expenses include costs for both new product development and ongoing efforts to improve existing technologies. Internally developed software costs are immaterial.

  Advertising costs

     The Company expenses production costs of print, radio and television advertisements and other advertising costs as such costs are incurred. Advertising expenses included in sales, general and administrative were $58.4 million, $44.2 million and $19.8 million in 1999, 1998 and 1997, respectively.

  Income taxes

     Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes, including the recognition of future tax benefits, such as net operating loss carry forward to the extent that realization of such benefits are more likely than not.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to current year presentation.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 30, 1999. However, Statement of Financial Accounting Standard No. 137, Deferral of the Effective Date of SFAS 133, was issued in July 1999 and delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Management expects minimal impact from this new standard.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin Number 101. Revenue Recognition in Financial Statements (SAB
101). SAB 101 establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. The Company is currently evaluating the full impact of this bulletin to determine the

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
impact on its financial position and results of operations. The impact, if any, of the staff's interpretations would be reflected in the post-merger financial statements.

 2. VOICESTREAM MERGER:

     On June 23, 1999, the Company and VoiceStream entered into an Agreement and Plan of Reorganization (the Reorganization Agreement). Pursuant to the Reorganization Agreement, the Company will be merged with and into a newly formed, wholly owned subsidiary of VoiceStream (the merger). At the effective time of the merger, each outstanding share of Omnipoint common stock will be exchanged for the right to receive 0.825 shares of VoiceStream common stock plus $8.00. The merger is subject to shareholder approval as well as federal, state and other regulatory approvals.

     In connection with the execution of the Reorganization Agreement, the Company entered into an agreement (the Purchase Agreement) with VoiceStream and Hutchison Telecommunications PCS (USA) Limited, a British Virgin Islands company (Hutchison) on June 23, 1999. The Purchase Agreement provided for the sale to VoiceStream and Hutchison of a total of $300 million of the Company's Series A Non-Voting Convertible Preferred Stock (the Non-Voting Preferred Stock). On June 24, 1999, the Company sold 4,271 shares of its Non-Voting Preferred Stock to each of VoiceStream and Hutchison for an aggregate purchase price of approximately $205 million. The Purchase Agreement provided for the remaining $95 million to be invested by VoiceStream and Hutchison in exchange for additional shares of the Company's Non-Voting Preferred Stock. The Company received the remaining portion of this investment from Hutchison and VoiceStream on September 30, 1999 and October 1, 1999, respectively. Each investor purchased an additional 1,979 shares of the Non-Voting Preferred Stock for an aggregate purchase price of approximately $95 million, which is convertible at the option of these investors into shares of Omnipoint common stock at a price of $24.00 per share. See Note 21 -- Subsequent Events.

 3. LOSS PER COMMON SHARE:

     Basic EPS are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus other dilutive securities. Options and warrants to purchase 8,566,154, 9,270,821 and 8,970,811 shares of common stock during the years ended December 31, 1999, 1998 and 1997 were excluded from the calculation of diluted net loss per share as the effect of their inclusion would have been anti-dilutive. The Company's 325,000 7% Cumulative Convertible Preferred Stock and 12,500 Series A Non-Voting Convertible Preferred Stock convertible into 10,445,123 and 6,250,000 shares of common stock, respectively have also been excluded from the calculation as the effect of their inclusion would have been anti-dilutive.

 4. PREPAID EXPENSES AND OTHER ASSETS:

     Prepaid expenses and other assets consist of the following at December 31, 1999 and 1998 (in thousands):

                                                             1999       1998
                                                            -------    -------
Prepaid cell site rent....................................  $ 4,596    $ 7,933
Vendor co-op receivable...................................    1,164      6,485
Deferred tax asset........................................    5,282
Miscellaneous receivables.................................    3,700        961
Deposits..................................................    2,137      1,534
Other.....................................................    1,476      2,419
                                                            -------    -------
                                                            $18,355    $19,332
                                                            =======    =======

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

 5. INVENTORY:

     Inventory consists of the following at December 31, 1999 and 1998 (in thousands):

                                                             1999       1998
                                                            -------    -------
GSM handsets..............................................  $35,483    $27,462
Accessories and SIM cards.................................    5,468      4,133
                                                            -------    -------
                                                            $40,951    $31,595
  Less: Reserves..........................................   (1,807)    (1,866)
                                                            -------    -------
                                                            $39,144    $29,729
                                                            =======    =======

 6. FIXED ASSETS:

     Fixed assets, including equipment under capital leases, consist of the following at December 31, 1999 and 1998 (in thousands):

                                                 DEPRECIABLE
                                                    LIVES           1999          1998
                                                -------------    ----------    ----------
Building and building improvements............  3 to 10 years    $   30,444    $   29,736
Machinery, office and computer equipment......   3 to 5 years        89,381        80,079
Network infrastructure equipment..............        7 years     1,182,420       907,649
Vehicles......................................        3 years           641           658
                                                                 ----------    ----------
                                                                  1,302,886     1,018,122
Less: Accumulated depreciation................                     (316,560)     (150,357)
                                                                 ----------    ----------
                                                                    986,326       867,765
Construction in progress......................                      103,246       163,410
                                                                 ----------    ----------
                                                                 $1,089,572    $1,031,175
                                                                 ==========    ==========

     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $179.1 million, $108.8 million, and $39.9 million, respectively. Network infrastructure construction in progress consists primarily of network infrastructure equipment that has not been placed into service; accordingly no depreciation has been recorded.

     Interest costs capitalized in connection with the Company's construction and development of its network infrastructure totaled approximately $0.4 million, $10.3 million and $18 million in 1999, 1998 and 1997, respectively.

 7. CUMULATIVE CONVERTIBLE PREFERRED STOCK:

     In May 1998, the Company completed a $325 million private placement of 6,500,000 depositary shares (the "Depositary Shares"), each representing 1/20 of a share of 7% Cumulative Convertible Preferred Stock (the "Offering" or "Preferred Stock"). Each Depositary Share has a liquidation preference of $50, equivalent to $1,000 per share of Preferred Stock. Net proceeds to the Company totaled approximately $252.2 million net of offering costs and the deposit of $62.8 million into a deposit account.

     Simultaneously with the closing of the Offering, the purchasers of the Depositary Shares deposited approximately $62.8 million of the gross proceeds into a restricted deposit account (the "Deposit Account"). The holder of each Depositary Share is entitled to a quarterly payment from the Deposit Account in an amount equal to $0.875 per Depositary Share. The quarterly payments (paid on February, May, August, and November of each year) commence August 1998 and continue until May 2001 (the "Deposit Expiration Date"). The Company, at its option, may instruct the deposit agent to disburse the quarterly payment in the

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
form of cash or shares of the Company's common stock. The number of shares of common stock to be paid is calculated by dividing the quarterly payment amount by 95% of the market value of the common stock as of the date notice is given by the Company to the deposit agent. Additionally, the Company, at its option, may elect to defer delivery of the quarterly payment until the next quarterly payment date or any subsequent quarterly payment date. However, the payment cannot be delayed beyond the Deposit Expiration Date. As of the Deposit Expiration Date, all remaining funds in the Deposit Account will be delivered to holders of the Depositary Shares in the form of common stock or cash. In the event of a quarterly payment made in the form of common stock at or prior to the Deposit Expiration Date, the deposit agent will reimburse the Company for the value of the quarterly payment in cash from the Deposit Account. The deposit agent has disbursed quarterly cash payments in total of $34.1 million to holders of the Depositary Shares drawn against the Deposit Account.

     Holders of the Depositary Shares are entitled to receive cumulative annual dividends of 7% of the liquidation preference per Depositary Share. The dividends are payable quarterly in arrears, when and if declared by the Board of Directors, commencing August 2001. Cumulative annual dividends begin to accrue on the Depositary Shares beginning May 2001. If the Company elects early termination of the Deposit Account, dividends will begin to accrue immediately preceding the date of the early termination.

     Each Depositary Share may be converted at any time at the option of the holder into 1.6069 shares of common stock. The Depositary Shares may not be redeemed prior to May 2001. On or after May 2001, the Depositary Shares may be redeemed, in whole or in part, at the option of the Company, in cash or common stock or a combination thereof, plus all accrued and unpaid dividends to the redemption date. The redemption price is $52 in 2001, declining to $50 in 2005 and thereafter.

     Upon the change of control, holders of this preferred stock will have the right to convert their shares into 0.825 shares of VoiceStream common stock and $8.00.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

 8. DEBT:

     Debt consists of FCC license obligations related to the acquisition of license rights, loans payable under financing agreements collateralized in specific markets, and senior notes. The following debt was outstanding at December 31, 1999 and 1998 (in thousands):

                                                                 1999          1998
                                                              ----------    ----------
FCC LICENSE OBLIGATIONS
New York MTA license obligation.............................  $  154,576    $  267,991
C Block license obligations.................................     137,224       133,675
F Block license obligations.................................      43,171        43,071
  Less: current portion of FCC license obligations..........    (128,574)     (116,076)
                                                              ----------    ----------
          Total FCC license obligations.....................  $  206,397    $  328,661
                                                              ----------    ----------
LOANS PAYABLE UNDER FINANCING AGREEMENTS
New York financing agreements...............................  $1,111,233    $  744,375
Miami Boston vendor financing agreement.....................     234,040       217,648
Miami Boston BankAmerica Facility...........................     141,509       110,877
Philadelphia vendor financing agreement.....................     145,000       122,812
Midwest vendor financing agreement..........................     228,030       154,952
Handset financing facility agreement........................      11,090        13,680
  Less: current portion of financing agreements.............     (12,986)      (13,731)
                                                              ----------    ----------
          Total loans payable under financing agreements....  $1,857,916    $1,350,613
                                                              ----------    ----------
SENIOR NOTES
14% Senior Notes due December 2003..........................  $  142,800    $  125,000
11 5/8% Senior Notes due August 2006........................     250,000       250,000
11 5/8% Series A Notes due August 2006......................     207,009       207,696
11 1/2% Senior Notes due September 2009.....................     200,037
12% Institutional Notes due November 2000...................      22,996        21,200
  Less: current portion of financing agreements.............     (22,996)
                                                              ----------    ----------
          Total senior notes................................  $  799,846    $  603,896
                                                              ----------    ----------
          Total long-term portion of debt...................  $2,864,159    $2,283,170
                                                              ==========    ==========

     The following is a summary of the Company's various debt agreements:

FCC LICENSE OBLIGATIONS

     FCC license obligations were incurred for the A, C and F Block licenses that were obtained in the FCC auctions. The amounts are due to the FCC in installment payments. The obligations are generally collateralized by their respective licenses held by the Company's license subsidiaries.

  New York MTA License Obligation

     In December 1993, OCI was awarded one of three Pioneer's Preferences for a MTA license. In December 1994, the FCC awarded the Company the New York MTA A Block license. The license obligation for the A Block license was determined by multiplying the average per population price (based on the 1990 population) paid by the winning MTA auction bidders of the top 23 MTAs by 85%. This derived number of $13.158 is multiplied by the 1990 New York MTA population of 26,411,597 to arrive at the total obligation of $347.5 million.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     Pursuant to a March 1996 FCC Order, interest on the Pioneer's obligations accrues at 7.75% and is payable quarterly for the first two years beginning April 1996. Beginning April 1998, installment payments of principal and interest are payable quarterly with a final payment January 2001.

  C Block License Obligations

     In May 1996, Omnipoint PCS Entrepreneurs (OPCSE), an indirect wholly owned subsidiary of the Company, bid successfully for eighteen C Block BTA licenses with an aggregate license obligation of $509.1 million (net of the 25% small business discount). These licenses were granted in September 1996, which required quarterly interest payments beginning in December 1997 and principal payments from December 2002 to 2006. The payment terms included interest at 7% per annum. OPCSE made a 10% down payment of $50.9 million to the FCC for these licenses.

     The Company would pay interest only until December 2002 at 7% per annum and would pay the remaining principal balance of $458.2 million and remaining interest in quarterly payments during the period 2002 through 2006. Interest incurred for such licenses was capitalized during the build-out phase and amortization of such licenses began with the commencement of commercial service. The Company discontinued capitalizing interest on these licenses in 1997 because all of its C Block licenses commenced commercial operations.

     The FCC issued a reconsideration order (the "Order") which went into effect April 1998, allowing companies holding C Block licenses several options to restructure their license holdings and associated obligations. The Company elected under the amnesty option of the Order to return fourteen BTA licenses. The Company also elected to forgo the respective 10 percent deposits on these licenses in return for the option to re-bid on the licenses. Thus with respect to the returned licenses, the Company recognized a reduction of $110.5 million in debt and $13.4 million in accrued interest. The net book value of the fully returned licenses was $139.1 million.

     The Company also elected a second option, the disaggregation option, to return half the spectrum on four BTAs covering the Philadelphia, PA, Reading, PA, Dover, DE, and Atlantic City, NJ markets. Under the disaggregation option, the Company retains 15 MHz in each of the four BTAs while returning 15 MHz. The disaggregation extinguished 50 percent of the outstanding debt on the licenses and prohibits the Company from owning or re-bidding on the licenses for two years from the date of the re-auction. As a result of the disaggregation, the Company recognized a reduction of $131.8 million in debt, and $26.4 million in accrued interest. The net book value of the disaggregated 50% of the licenses was $156.9 million.

     Based on the Company's estimates of its borrowing costs at the time of issuance, the Company used an interest rate of 11% to discount the C Block license obligation. Accordingly, the licenses are recorded at a net present value of $137.2 million and $133.7 million as of December 31, 1999 and 1998, respectively. The remaining amount of the four C Block obligations is $161.4 million.

  F Block License Obligations

     In January 1997, the FCC completed its auction of licenses to provide broadband PCS on the D, E and F Blocks in the 2 GHz band. Omnipoint PCS Entrepreneurs Two (OPCSE 2) successfully bid on 50 F Block licenses. The Company provided deposits on the F Block licenses of $14.9 million and obtained financing from the FCC in the amount of $59.4 million at a rate of 6.25% per annum. Interest only payments were due quarterly through April 1999. Beginning July 1999, the Company began paying principal and interest in quarterly payments through September 2007. Interest incurred for such licenses has been capitalized only when the licenses are being actively constructed, and amortization of such licenses began with the commencement of commercial service. As of December 31, 1998, $7.2 million of interest has been capitalized to the F Block license costs. Interest ceased to be capitalized for 1999.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     Based on the Company's estimates of its borrowing costs at the time of issuance, the Company used an interest rate of 15.5% and 11.9% to discount the F Block license obligations. Accordingly, the licenses are recorded at a net present value of $43.2 million and $43.1 million as of December 31, 1999 and 1998, respectively. The remaining amount of the F Block obligation is $56.8 million.

LOANS PAYABLE UNDER FINANCING AGREEMENTS

  Omnipoint Communications Inc. (OCI) New York Financing Agreements

     In July 1995, OCI entered into a $382.5 million credit facility with Nortel, as amended and restated in August 1996, to finance purchases and installations of telecommunications equipment, engineering services, certain related construction costs, third-party equipment and other expenses. In August 1996, OCI entered into a credit facility with Ericsson to provide financing to OCI for up to $132 million to finance purchases of equipment and services for the New York MTA market.

     In December, 1997 OCI used proceeds of $325 million from a $516 million interim credit facility, (the Interim Credit Facility) arranged with DLJ Capital Funding Inc. (DLJ) and other financial institutions, to repay all amounts outstanding under the Nortel and Ericsson credit facilities described above as well as $4.9 million of the $8.8 million of origination fees incurred at the closing of the Interim Credit Facility. In connection with the repayment of the Nortel and Ericsson credit facilities, OCI recognized an extraordinary loss of $6.6 million from the write-off of origination costs related to these credit facilities.

     In February 1998, OCI refinanced the entire $516 million Interim Credit Facility with a $750 million credit facility with DLJ and other financial institutions pursuant to a $595 million credit facility agreement and a $155 million note purchase agreement (collectively, the Institutional OCI Financing Agreements). The $595 million credit facility agreement, which may be increased by up to $250 million under certain circumstances, was increased on March 30, 1999 by an additional $125.0 million and on August 10, 1999 by an additional $25 million. In February 1998, OCI borrowed $450 million, of which $295 million was funded under the credit facility agreement and $155 million was funded under the note purchase agreement. Approximately $351.6 million of those proceeds were used to fully repay outstanding borrowings, including accrued interest, on the Interim Credit Facility. In March and April 1998, OCI borrowed the balance of $300 million under the Institutional OCI Financing Agreements. Since 1998, certain holders have, at their option, converted $129.3 million of the notes purchased under the note purchase agreement into a portion of the credit facility agreement.

     On March 30, 1999, Siemens arranged to provide OCI with $200 million of financing, including $100 million, available March 31, 1999 for general corporate purposes, through Siemens' participation in the increased Institutional OCI Financing Agreements. The additional $100 million of financing was made available by Siemens on March 30, 1999 under a new separate credit facility for the purchase of equipment and services for expansion of the Company's wireless communications networks in New York and other markets (the Siemens Vendor OCI Credit Facility).

     In 1999, Nortel expanded its financing by $150 million, of which $25.0 million was funded on March 31, 1999 and $25.0 million was funded on August 12, 1999, for general corporate purposes, by Nortel's participation in the increased Institutional OCI Financing Agreements. On July 16, 1999, OCI entered into a separate credit facility with Nortel (the Nortel Vendor OCI Credit Facility) to provide up to $100 million for financing purchases of equipment and services from Nortel for expansion of the Company's wireless communications network in New York and other markets. On August 4, 1999, an initial $25 million of this credit facility was funded. This credit facility ranks on parity with the Institutional OCI Financing Agreements.

     In December 1999, OCI entered into a $105 million Senior Credit Facility arranged with Lehman Brothers (the Lehman OCI Facility). On December 8, 1999, $105 million was drawn under the Lehman OCI

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

Facility for working capital and general corporate purposes, including fees payable under the facility. This credit facility ranks on parity with the Institutional OCI Financing Agreements.

     Under the terms of the Institutional OCI Financing Agreements, the Siemens Vendor OCI Credit Facility, the Nortel Vendor OCI Credit Facility and the Lehman OCI Facility (collectively the New York Financing Agreements), OCI and the Company are subject to certain financial and operational covenants, including restrictions on their ability to pay dividends, levels of indebtedness and other specified financial maintenance requirements. The New York Financing Agreements are collateralized, on an equal basis, by substantially all of the assets of OCI and its license subsidiary, including a pledge of all capital stock in such license subsidiary, as well as 95.6% of the capital stock of OCI. The obligations of OCI under the New York Financing Agreements are supported, on an equal basis, by guarantees from Omnipoint Holdings, Inc., Omnipoint Investments Two, Inc. and Omnipoint PCS, Inc., each a direct, wholly owned subsidiary of Omnipoint, and collateralized by substantially all of their respective assets.

     The principal amount of the Institutional OCI Financing Agreements is payable in installments, which began June 1998, with a final payment due February 2006. Borrowings under the Siemens Vendor OCI Credit Facility may be drawn through March 30, 2003. The principal outstanding amount of the Siemens Vendor OCI Credit Facility is repayable in 20 equal quarterly installments beginning June 30, 2003, with a final payment due on March 31, 2008. Borrowings under the Nortel Vendor OCI Credit Facility are available to be drawn through June 30, 2000 and are repayable in 20 equal quarterly installments beginning September 30, 2003 with the final payment due on June 30, 2008. Interest on the New York Financing Agreements is payable quarterly in arrears or at the end of an applicable interest period as provided in the respective loan agreements at varying rates at a base rate or LIBOR plus, in each case, a set margin at OCI's election.

     The New York Financing Agreements may be prepaid in whole or in part prior to maturity. The Institutional OCI Financing Agreements are subject to a prepayment premium of 1.5%, declining to 0.5% between February 18, 2000 and August 17, 2000 and without a premium thereafter. The Siemens Vendor OCI Credit Facility, the Nortel Vendor OCI Credit Facility and the Lehman OCI Facility are not subject to any prepayment premium.

     The following amounts under the New York Financing Agreements were outstanding as of December 31, 1999 and 1998 (in thousands):

                                                          1999         1998
                                                       ----------    --------
Institutional OCI Financing Agreements...............  $  886,875    $744,375
Siemens Vendor OCI Credit Facility...................      52,639
Nortel Vendor OCI Credit Facility....................      66,719
Lehman OCI Facility..................................     105,000
                                                       ----------    --------
          Total New York Financing Agreements........  $1,111,233    $744,375
                                                       ==========    ========

  Miami Boston Vendor Financing Agreement

     In June 1997, Omnipoint MB Holdings, LLC (OMB), one of Omnipoint's indirect, wholly owned subsidiaries, entered into a credit facility agreement with Ericsson and other lenders to provide financing of up to $352.5 million, for the purpose of financing the build out of networks in the Boston and Miami markets (the Ericsson MB Facility). The Ericsson MB Facility finances purchases and installations of telecommunications equipment, engineering services, certain related construction costs, third-party equipment and other expenses and up to $100 million for the unrestricted use of OMB, which was funded to OMB at the closing. The remaining availability of $150 million was subject to the execution and delivery of a guarantee from a governmental agency on or before June 30, 1998. The $100 million plus accreted interest may be prepaid or

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
repaid in whole or in part by the issuance of our common stock under certain conditions, solely at OMB's option.

     Contemporaneously with the closing of the BankAmerica Facility described below in June 1998, the Ericsson MB Facility was amended and restated to, among other things eliminate the $150 million portion that was replaced by the BankAmerica Facility, to increase an existing tranche under that facility and to grant Ericsson a five-year exclusive right to supply network equipment for the Boston and Miami markets. As amended and restated, the Ericsson MB Facility provides availability of up to $217.5 million, plus accreted interest.

     The principal amount of $141.5 million outstanding as of December 31, 1999 of the Ericsson MB Facility is payable in 20 consecutive quarterly installments beginning in 2001, with the final payment due on August 4, 2006. Interest on that amount is payable quarterly in arrears, of which portions of the loan proceeds are available to finance such interest payments. The $100 million portion funded at closing, which has no required principal amortization, matures on August 4, 2007, at which time it becomes due and payable. Interest on that portion is payable semi-annually at a fixed rate of interest, which interest may be accreted until August 4, 2003. Interest on the remainder of the Ericsson MB Facility is payable at varying interest rates at a base rate or LIBOR rate plus, in each case, a set margin, at OMB's election. As of December 31, 1999 and December 31, 1998, OMB had $116.9 million and $108.1 million, respectively, outstanding under this portion of the facility which was loaned to and due from the Company.

     Under the terms of the Ericsson MB Facility, OMB is subject to certain financial and operational covenants, including restrictions on OMB's ability to pay dividends, levels of indebtedness, and other specified financial maintenance requirements. Additionally, the Ericsson MB Facility provides that, among other events, the failure of any OMB subsidiary to pay amounts due to the FCC shall constitute an event of default. The Ericsson MB Facility is collateralized by substantially all of the assets of OMB and any of its license and operating subsidiaries, including a pledge of all capital stock of each such license and operating subsidiary, as well as all capital stock of OMB owned by its parent, OPCS Two, LLC. The Ericsson MB Facility may be prepaid in whole or in part without premium.

  Miami Boston BankAmerica Facility

     In June 1998, OMB entered into a $160 million credit facility agreement with Bank of America International Limited (the BankAmerica Facility). Proceeds from the BankAmerica Facility are available to finance equipment purchases from Ericsson for the Miami and Boston markets. Interest on that amount is payable quarterly in arrears or at the end of each applicable interest period. Principal amortization on the facility begins no earlier than January 2000 with a final maturity due no earlier than July 2004. Exportkreditnamnden, the Swedish Export Credit Guaranty Board, guarantees a portion of the outstanding balance of the BankAmerica Facility.

     Under terms of the BankAmerica Facility, OMB is subject to specified financial and operational covenants, including restrictions on the ability to pay dividends and levels of indebtedness. The BankAmerica Facility ranks equally with the Ericsson MB Facility and is collateralized by substantially all the assets of OMB and each of the license and operating subsidiaries for the Boston and Miami markets, including a pledge of all capital stock of each such license and operating subsidiaries as well as capital stock of OMB. The BankAmerica Facility may be prepaid in whole or in part without premium.

  Philadelphia Vendor Financing Agreement

     In July 1997, and subsequently amended in June 1999 and thereafter, OPCS Philadelphia Holdings, LLC (Philadelphia Holdings), one of Omnipoint's indirect, wholly owned subsidiaries, entered into a credit facility agreement with Ericsson to provide financing to Philadelphia Holdings for up to $150 million for the

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
purpose of financing the build out of networks in the Philadelphia and Dover markets (the Ericsson Philadelphia Facility). Under the terms of the Ericsson Philadelphia Facility, Philadelphia Holdings is subject to certain financial and operational covenants, including restrictions on Philadelphia Holdings' ability to pay dividends, levels of indebtedness and certain other financial maintenance requirements. Additionally, the Ericsson Philadelphia Facility provides that, among other events, failure to pay amounts due to the FCC shall constitute an event of default. The Ericsson Philadelphia Facility is collateralized by substantially all of the assets of Philadelphia Holdings and all of its licenses and operating subsidiaries, including a pledge of all capital stock of each license and operating subsidiary, as well as all the capital stock of Philadelphia Holdings owned by its parent, OPCS, LLC.

     The principal amount of the Ericsson Philadelphia Facility is payable in 20 consecutive quarterly installments beginning in 2001, with a final payment due on December 31, 2005. Interest on the outstanding principal is generally payable quarterly in arrears with regard to base rate loans and at the end of the applicable interest period with regard to LIBOR loans (of which a portion of the loan proceeds are available to finance such interest payments). Amounts borrowed and repaid are not available for reborrowing. Interest on the Ericsson Philadelphia Facility is payable at varying interest rates at a base rate or LIBOR plus, in each case, a set margin, at Philadelphia Holdings' election. The Ericsson Philadelphia Facility may be prepaid in whole or in part without premium.

  Midwest Vendor Financing Agreement

     In January 1998, Omnipoint Midwest Holdings LLC (OMWH), one of Omnipoint's indirect, wholly owned subsidiaries, entered into a credit facility agreement with Nortel (the Midwest Facility) to provide financing to OMWH for up to $360 million to finance the build out of networks in specified Midwest markets, including Detroit, Indianapolis and certain other designated markets. The Midwest Facility provides that up to $100 million is available to OMWH for general corporate and working capital purposes, of which up to $85 million may be used to fund an intercompany loan. Omnipoint may repay or prepay the $85 million portion of this intercompany loan in either cash or Omnipoint common stock under certain conditions.

     Under the terms of the Midwest Facility, OMWH is subject to certain financial and operational covenants, including restrictions on OMWH's ability to pay dividends and levels of indebtedness. The Midwest Facility is collateralized by substantially all the assets of OMWH and its license and operating subsidiaries, including a pledge of all capital stock of each license and operating subsidiary, as well as all capital stock of OMWH owned by one of Omnipoint's indirect, wholly owned subsidiaries, Omnipoint PCS Entrepreneurs Two, LLC.

     The $85 million portion of the Midwest Facility, which has no required amortization, matures in March 2008, at which time it becomes due and payable. Interest on that portion ($6.4 million as of December 31, 1999) is payable semi-annually and may be accreted until March 2004. The remaining portion of the Midwest Facility is available to finance equipment purchases from Nortel and eligible third party expenses and is payable in installments beginning in 2002, with a final payment due December 2006. Interest on that amount is payable quarterly with regard to base rate loans and at the end of an applicable interest period with regard to LIBOR rate loans. The Midwest Facility was provided in conjunction with an amendment to the Nortel supply agreement, wherein OMWH, together with other affiliates, agreed to purchase up to $210 million of equipment and services from Nortel over a four-year period and to purchase GSM PCS network equipment exclusively from Nortel in the Midwest markets.

  Handset Financing Facility Agreement

     Effective July, 1998, Omnipoint Communications Services LLC (OCS), one of our indirect, wholly owned subsidiaries, entered into a credit facility agreement with Deutsche Bank for up to $15.0 million to provide financing for a portion of the purchase price of handsets purchased for sale by OCS from Siemens

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

Business Communications Systems, Inc. (the Handset Financing Facility). Interest on amounts borrowed under this facility is payable quarterly in arrears at varying interest rates based on LIBOR or a base rate plus, in each case, a set margin. Interest was payable with loan proceeds through November 23, 1999. Principal is payable in sixteen quarterly installments, which commenced March 1999, with a final maturity date of December 31, 2002. The loan is subject to unused commitment fees and other fees related to borrowings. The Handset Financing Facility is collateralized by the inventory of Siemens handsets and is guaranteed by the Company. Under the terms of the Handset Financing Facility, OCS is subject to certain operational covenants and the loans are repayable in full at 101% of the principal amount outstanding.

SENIOR NOTES

     Senior notes issued are Omnipoint's direct obligations. Because Omnipoint conducts a substantial amount of our business through subsidiaries, the senior notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of its subsidiaries.

  14% Senior Notes Due December 2003

     On December 21, 1998, Omnipoint entered into a note purchase agreement, pursuant to which it issued and sold $125 million of senior notes at a fixed rate of 14% per annum to private investors (the 14% Senior Notes). These notes were issued at par and mature December 21, 2003. Interest on these notes is payable semi-annually in arrears in June and December commencing in June 1999 and may be paid in cash or in additional notes, at the Company's option.

     Upon closing of the 14% Senior Notes offering, the Company paid additional interest in the form of 212,754 shares of the Company's common stock at $8.813 per share, equivalent to a nominal dollar amount equal to 1.5% of the principal amount of the 14% Senior Notes. From April 21, 1999 until June 21, 1999, prior to the consummation of a sale of Omnipoint's capital stock to a strategic equity investor (the Strategic Equity Issuance), the Company paid additional interest of $625,000 per month or $1,875,000. Following the Strategic Equity Issuance, the additional interest requirement ceased.

     The 14% Senior Notes are subject to redemption at any time, at Omnipoint's option, subject to an applicable prepayment premium at a rate of 6.0%, declining by 1.2% each annual period commencing December 21, 1999. Until December 15, 1999, the 14% base interest on the 14% Senior Notes w payable only in kind. After December 15, 1999, and for the rest of the term of the 14% Senior Notes, the 14% base interest on the 14% Senior Notes will be payable at the Company's option either in cash or in kind.

     The covenants under the 14% Senior Notes are substantially identical to those covenants contained in the Company's 11 5/8% Senior Notes due 2006. The net proceeds of the sale of the 14% Senior Notes were used for working capital and for general corporate purposes.

     Additionally, the terms of the 14% Senior Notes subject the Company to covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock or make restricted payments, create liens, or merge or sell all or substantially all of its and their assets. The Company may redeem the 14% Senior Notes, in whole or in part, at any time subject to redemption prices declining over time from 108% to 100%, plus accrued and unpaid interest and liquidated damages (as defined in the note purchase agreement), if any, to the date of redemption. The redemption premium was reduced following the closing of more than $200 million of the qualified vendor financings.

     The 14% Senior Notes are senior unsecured obligations of the Company and rank equally in right of payment with the Company's 11 5/8% Senior Notes due 2006 and 11 5/8% Series A Senior Notes due 2006.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

  11 5/8% Senior Notes Due August 2006

     In August 1996, Omnipoint issued $250 million of senior notes bearing interest at 11 5/8% (the 11 5/8% Senior Notes). The 11 5/8% Senior Notes were issued at par and mature November 2006. The Company received net proceeds of $241.6 million, net of offering expenses. Concurrent with the issuance, the Company placed $53.3 million of the net proceeds in escrow to pay interest through August 1998. Interest on the 11 5/8% Senior Notes is payable semi-annually in February and August commencing February 1997. Under the terms of the 11 5/8% Senior Notes the Company is subject to certain covenants which, among other things, restrict the Company's and its subsidiaries' ability to incur additional indebtedness, pay dividends or make distributions in respect of their capital stock or make certain restricted payments, create liens, or merge or sell all or substantially all of its and their assets. On or after August 15, 2001, the Company may redeem the 11 5/8% Senior Notes, in whole or in part, at redemption prices declining over time from 105.81% to 100%, plus accrued and unpaid interest and liquidated damages (as defined in the indenture), if any, to the date of redemption.

     The 11 5/8% Senior Notes are senior unsecured obligations and rank equally in right of payment with all existing and future senior indebtedness and will rank senior to all existing and future subordinated indebtedness of the Company.

  11 5/8% Series A Senior Notes

     In December 1996, Omnipoint issued $200 million of 11 5/8% Series A Senior Notes (the 11 5/8% Series A Notes). The 11 5/8% Series A Notes were issued at a premium of $9 million and mature November 2006. The Company received net proceeds of $202.4 million, net of offering expenses. Concurrent with the issuance, the Company placed $37.4 million of the net proceeds in escrow to pay interest through August 1998. Interest on the 11 5/8% Series A Notes are payable semi-annually in February and August commencing February 1997. The premium is included in the value of the 11 5/8% Series A Notes and is being amortized over the life of the notes.

     The 11 5/8% Series A Notes are governed by an indenture which has identical terms (including covenants) as the indenture governing the 11 5/8% Senior Notes.

     Omnipoint is obligated to make an offer to purchase any or all of the 14% Senior Notes, 11 5/8% Senior Notes and 11 5/8% Series A Notes at 101% of the principal amount outstanding within 30 days after a change of control within the meaning of the note purchase agreement or indentures, as the case may be, under which each such series of senior notes was issued.

  11 1/2% Senior Notes Due September 15, 2009

     On September 23, 1999, Omnipoint completed the private placement of $205 million in aggregate principal amount of its 11 1/2% Senior Notes due 2009 (the "11 1/2% Senior Notes"). The 11 1/2% Senior Notes were issued at par. The Company received net proceeds of $197.85 million, net of offering expenses, which it intends to use for the build out and operation of its PCS networks and for the acquisition of licenses, systems, networks and network operators. The
11 1/2% Senior Notes were sold under Rule 144A of the Securities Act of 1933, as amended and Regulation S promulgated thereunder. The 11 1/2% Senior Notes have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

     The 11 1/2% Senior Notes, which are senior unsecured obligations of the Company and rank equally in right of payment with all of its existing and future senior unsecured indebtedness, excluding that of its subsidiaries, are subject to the terms of an indenture between the Company and HSBC Bank USA, as Trustee (the Indenture). Among other things, under the terms of the Indenture, the Company is subject to certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
incur additional indebtedness and issue certain preferred stock, pay dividends or make other distributions, make certain restricted payments or certain investments; create liens; or merge or sell all or substantially all of its assets.

     Interest on the Notes will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 2000. On or after September 15, 2004, the Company may redeem the 11 1/2% Senior Notes, in whole or in part, at redemption prices declining over time from 105.75% to 100%, plus accrued and unpaid interest and liquidated damages as defined in the Indenture, if any, to the date of redemption. In addition, at any time prior to September 15, 2002, the Company may redeem up to 35% of the 11 1/2% Senior Notes originally outstanding at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption, with the net proceeds of certain equity offerings as defined in the Indenture. Upon the occurrence of a change of control, other than the Merger, the Company may be required to offer to repurchase the outstanding 11 1/2% Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

     The holders of the 11 1/2% Senior Notes are entitled to certain registration rights pursuant to a Registration Rights Agreement, which provides that Omnipoint will, at its own cost, complete a registered exchange offer for the 11 1/2% Notes for new registered notes of Omnipoint on or prior to June 30, 2000 (the Omnipoint Exchange Offer), unless the Merger has been completed. If Omnipoint fails to complete the Omnipoint Exchange Offer in a timely manner (or to file a shelf registration statement covering resales of the Notes if the then applicable interpretations of the staff of the Securities and Exchange Commission do not permit Omnipoint to effect the Omnipoint Exchange Offer), liquidated damages will accrue on the Notes after June 30, 2000. Such liquidated damages will be payable on March 15 and September 15 of each year to each holder of the Notes.

     Additionally, the Registration Rights Agreement provides that: (a) if the Merger is completed, and (b) VoiceStream fails to complete a registered exchange offer within a specified time period following the Omnipoint reorganization that would result in the issuance and exchange of new registered notes of VoiceStream for the outstanding Notes (or any outstanding Exchange Notes issued to holders of the Notes if the Omnipoint Exchange Offer has been completed) as provided for in the Registration Rights Agreement, then additional liquidated damages will accrue on the Notes until such time as VoiceStream completes such an exchange offer. Such liquidated damages will be payable on March 15 and September 15 of each year to each holder of any Notes.

  12% Institutional Notes

     In November 1995, Omnipoint issued to two institutional investors warrants to purchase an aggregate of 625,000 shares of our common stock at $.004 per share and two five-year term notes (the 12% Institutional Notes) in the aggregate principal amount of $25.0 million. Under the terms of the notes, the Company is subject to certain covenants which, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock or make certain restricted payments, create liens, or merge or sell all or substantially all of its and their assets. The Company may prepay the 12% Institutional Notes at any time. The 12% Institutional Notes mature on November 22, 2000. Interest is payable semi-annually at 6% for the period November 22, 1995 to November 22, 1996, and 12% thereafter. Associated with the valuation of the warrants, the Company recorded the debt at a discount and increased additional paid-in-capital by $8,747,500. The discount is being amortized over the five-year life of the 12% Institutional Notes.

     Total interest expense associated with the senior notes, financing agreements, FCC license obligations and capital lease obligations, net of capitalized interest amounts, as of December 31, 1999, 1998, and 1997 was $261.8 million, $187.2 million and $89.1 million, respectively.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     The following is a schedule of future minimum principal payments of the Company's long-term debt at nominal values including license obligations, as of December 31, 1999, (in millions):

                                                            LOANS PAYABLE
                                       -------------------------------------------------------
                                           FCC          UNDER
                                         LICENSE      FINANCING
                                       OBLIGATIONS    AGREEMENTS    SENIOR NOTES    TOTAL DEBT
                                       -----------    ----------    ------------    ----------
2000.................................    $ 128.6       $   13.0        $ 25.0        $  166.6
2001.................................       38.6           71.8                         110.4
2002.................................       15.7           98.9                         114.6
2003.................................       44.2          130.7         142.8           317.7
2004.................................       47.3          150.7                         198.0
Thereafter...........................       98.4        1,405.8         655.0         2,159.2
                                         -------       --------        ------        --------
                                         $ 372.8       $1,870.9        $822.8        $3,066.5
Less: current portion................     (128.6)         (13.0)        (25.0)         (166.6)
                                         -------       --------        ------        --------
          Total long-term debt.......    $ 244.2       $1,857.9        $797.8        $2,899.9
                                         =======       ========        ======        ========

     See Note 21 -- Subsequent Events.

 9. LICENSING COSTS:

     As of December 31, 1999 the Company had 159 PCS licenses. The Company currently holds one 30 MHz A Block license, thirteen 15 MHz C Block licenses, 25 30 MHz C Block licenses, 25 10 MHz D Block licenses, 45 10 MHz E Block licenses and 50 10 MHz F Block licenses. See Note 21 -- Subsequent Events

     Licensing costs of $347.5 million for the New York MTA License granted by the FCC in December 1994 was recorded at its nominal value. Among other conditions, the New York MTA License requires that the Company construct a 30 MHz system in the New York MTA that offers coverage to at least one-third of the population of the New York MTA within five years of the license grant date and at least two-thirds of the population within ten years. The New York MTA license also contains a condition that requires the Company to construct a PCS system that "substantially uses" the design and technology upon which the Pioneer's Preference Award was based. The condition expires upon the system providing coverage for one-third of the population of the New York MTA and does not apply to any other of the Company's licenses.

     The New York MTA license expires in December 2004; however, FCC rules provide for a renewal expectancy. The Company has satisfied its construction obligations and other license conditions, and expects the FCC to renew the licenses. Accordingly, the New York MTA License is being amortized using the straight-line method over a period of 40 years.

     Licensing costs also include the C, D, E, and F Block licenses acquired from the FCC. The licenses are accounted for in accordance with the industry practice that accounts for the licenses as a fixed asset. The licenses, which had favorable rate government financing, are recorded at their net present value. Interest on these licenses is capitalized during the build out period. Amortization of these licenses begins when the network is placed into commercial service.

     Based on the Company's estimates of its borrowing costs for debt similar at the time, the Company used an 11% discount rate to determine the net present value of the C Block licenses. As of December 31, 1999 and 1998, the Company held four C Block licenses at a net present value of $137 million and $134 million, respectively. Interest incurred for such licenses has been capitalized during the build out phase and amortization of such license costs begins with the commencement of service to customers over a period of 40 years. The C Block licenses are subject to build out requirements substantially equivalent to the New York

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

MTA A Block license build out requirements. As of January 1, 1999, the build out phase was complete and interest ceased to be capitalized.

     The FCC issued a reconsideration order (the "Order") which went into effect April 1998, allowing companies holding C Block licenses several options to restructure their license holdings and associated obligations. The Company elected under the amnesty option of the Order to return fourteen BTA licenses. The Company also elected to forego the respective 10% deposits on these licenses in return for the option to re-bid on the licenses. The net book value of the fully returned licenses was $139.1 million.

     The Company also elected a second option, the disaggregation option, to return half the spectrum on four BTAs covering the Philadelphia, PA, Reading, PA, Dover, DE, and Atlantic City, NJ markets. Under the disaggregation option, the Company retains 15 MHz in each of the four BTAs while returning 15 MHz. The disaggregation extinguishes 5% of the outstanding debt on the licenses and prohibits the Company from owning or re-bidding on the licenses for two years from the date of the re-auction. The net book value of the disaggregated 50% of the licenses was $156.9 million. As a result of the amnesty and disaggregation elections, the Company recognized an extraordinary loss of $11.1 million in the second quarter of 1998.

     In January 1997, the FCC completed its auction of licenses to provide broadband PCS on the D, E and F Blocks in the 2 GHz band. Each D, E and F Block license authorizes service on 10 MHz of spectrum in one of 493 BTAs. OPCS Two bid successfully for 109 D, E and F Block licenses with an aggregate license fee of $181.4 million (net of the 25% small business discount for F Block licenses). The FCC granted 93 of the D, E and F Block licenses to the Company on April 28, 1997, and the remaining sixteen licenses in June 27, 1997. Winning bid amounts of $106.9 million for the 59 D and E license were paid in full. The Company provided deposits on the F Block licenses of $14.9 million and obtained financing from the FCC in the amount of $59.4 million. The D, E and F Block license areas require that the Company construct a PCS system in the BTA license areas that offers coverage to at least one-quarter of the population within five years of the license grant date. Interest incurred for such licenses was capitalized during the build out phase and amortization of such license costs began with the commencement of service to customers over a period of 40 years.

     During 1997, the Company made its first payment of $28.8 million utilizing the $60 million deposit with the FCC that was made in August 1996 to participate in the D, E and F Block auction; the remaining $31.2 million of such deposit was refunded to the Company.

     In March 1999, the Company, through a wholly owned subsidiary, made a $41 million deposit with the FCC to participate in the FCC's Auction 22. This deposit was partially financed by a transaction with a financial institution. The auction commenced on March 23, 1999 and ended on April 15, 1999. At the conclusion of the auction, the Company was the high bidder on 34 PCS licenses that covered a total of 18.9 million POPs at a cost of $45.1 million, or $2.39 per POP.

     In May 1999, the Company made a payment of $9.0 million utilizing the $41 million deposit with the FCC. The remaining amount of the deposit was refunded to the Company and the financing was paid off in full. In June 1999, the Company made a payment of $11.3 million for 23 licenses. In October 1999, the Company paid the $24.8 million balance due for the remaining 11 licenses, and the licenses were issued.

10. AGREEMENTS WITH SUPPLIERS:

NORTEL AGREEMENTS

  Supply Agreements

     Nortel and the Company have signed a series of (OEM) equipment and supply agreements (collectively the "OEM Supply Agreements"), as well as a vendor financing agreement. The OEM Supply Agreements provide for the terms under which Nortel would make payments to the Company if Nortel were to purchase core electronics (primarily radio and digital cards for base stations) and software from the Company. No

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
equipment, hardware or software sales were made to Nortel under the OEM Agreement during 1999, 1998, and 1997.

     During 1994, OCI entered into an agreement to purchase $100 million of equipment and services (increased in 1996 to $250 million) over the next five years with Nortel. In December 1997, the supply agreement was amended to increase the purchase commitment for an incremental $210 million of qualified purchases. Under the terms of the agreement, if the Company fails to meet its purchase obligations of equipment and services, it may be subject to a termination charge of 10% of the unmet portion of the commitment.

  Manufacturing License Agreement

     In September 1994, the Company entered into an agreement with Nortel (the "Manufacturing License Agreement") in conjunction with the OEM Supply Agreements, which was subsequently replaced on August 4, 1997. Under the terms of the Manufacturing License Agreement, the Company will give Nortel an option to receive the non-exclusive worldwide right to use, modify, manufacture, or have manufactured products supplied by the Company under the OEM Supply Agreement, subject to certain terms and restrictions.

  Collaborative Development Agreement

     In March 1995, the Company entered into a five-year agreement (the "Collaborative Development Agreement") with Nortel to collaborate with Nortel on their mutual planning and development activities for PCS products. Under the terms of the Collaborative Development Agreement, Nortel and the Company have agreed to commit resources to joint projects. The Collaborative Development Agreement may be renewed for successive one-year periods, and is subject to earlier termination by mutual agreement of the parties or by either party upon written notice to the other party 30 days prior to the end of the initial term or a renewal term.

ERICSSON AGREEMENTS

  Supply and Licensing Agreements

     On April 16, 1996, Ericsson and the Company entered into definitive agreements governing (i) the purchase of GSM handsets, (ii) the sale by Ericsson of IS-661 and GSM infrastructure equipment manufactured by the Company, and
(iii) cooperation on marketing, standards and technical activities. Each of these agreements has a term of five years. The Company has also entered into two vendor financing agreements with Ericsson for the build out of the Miami and Boston markets, as well as the Philadelphia and Dover markets. As part of the vendor financing agreements, the Company is obligated to purchase a minimum of $257.5 million of infrastructure equipment, software, engineering, installation and testing services.

     Under the terms of the licensing and supply agreements, Ericsson paid license fees to the Company of $0, $0 and $8.5 million in 1999, 1998 and 1997, respectively.

11. JOINT VENTURES:

     In November 1997, the Company and D&E Communications, Inc. (D&E), through their respective wholly owned subsidiaries, formed a limited partnership, PCS One. Both parties hold a 50% interest in this joint venture, which operates a PCS communication system in the Lancaster, Harrisburg, York and Reading, Pennsylvania BTAs. The joint venture will operate for an initial period of ten years, with provisions for subsequent renewals. The Company recorded $4.7 million and $9.0 million as its share of the PCS One loss for the years ended December 31, 1999 and 1998, respectively. After recording the equity in losses of the joint venture up to the amount of the Company's investment, no further losses were recognized. PCS One entered into a financing agreement with Nortel for up to $40 million to finance the build out. As of December 31, 1999

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
and 1998, PCS One had borrowed $40 million and $26.6 million under the vendor financing facility. The Company and D&E have a joint and several obligation to contribute funds not to exceed the lesser of $50 million or the balance on the financing agreement in the event of any default on the agreement by PCS One. Since the Company and D & E have already jointly contributed $30.9 million to PCS One, which is less than the draw on the facility, the maximum remaining obligation was $9.1 million as of December 31, 1999. As of December 31, 1999 and 1998, the Company and D&E had jointly contributed $30.9 million and $25.2 million, respectively. If the current ownership percentages of the joint venture are maintained, the Company's anticipated future contributions to meet the obligation would be less than $10 million.

     On August 3, 1999, OTI and Siemens announced the formation of a joint venture to develop wireless IP-based solutions to integrate mobile radio and Internet technology. In anticipation of this transaction, OTI contributed the assets and liabilities of its Wireless IP Networks division into a wholly owned subsidiary, Omnipoint Technologies III, Inc. (OTI3). On August 2, 1999, Siemens and OTI executed a Stock Purchase Agreement, whereby Siemens purchased a majority interest of the outstanding stock of OTI3 for $40.5 million. In connection with the joint venture and sale of stock, Siemens extended a demand loan to OTI in the amount of $4.5 million, collateralized by the remaining shares in OTI3 owned by OTI. Omnipoint recorded a gain of $41.6 million related to this transaction.

     In October 1999, the Company entered into an agreement with Unisite, Inc. (Unisite) to sell shares in several of the Company's subsidiaries and created partnerships to manage various tower locations. The $3.9 million gain on this sale of subsidiary stock was deferred and will be recognized over fifteen years. $0.1 million of this gain was recognized in 1999.

     In December 1999, the Company and NPI, through their respective wholly owned subsidiaries, formed a joint venture, NPI Wireless, LLC. The Company contributed $2.0 million for a 20% interest in the joint venture. This joint venture will serve several markets in Northern Michigan.

     In December 1999, the Company and VoiceStream entered into a joint venture agreement for the purpose of acquiring the GSM network infrastructure equipment in the Baltimore, MD and Washington, D.C. metropolitan area from Sprint PCS. The newly formed joint venture entity, Omnipoint Communications Cap Operations, LL , is owned 25% by the Company and 75% by VoiceStream. The Company did not contribute any capital to obtain its 25% interest.

12. ACQUISITIONS:

     On October 22, 1999, the Company entered into an Agreement and Plan of Merger with East/West Communications, pursuant to which, among other things, East/West Communications will merge with and into the Company, which will be the surviving corporation in the merger. East/West Communications holds five licenses covering a total of approximately 22.2 million POPs, consisting primarily of Los Angeles and Washington, D.C. with a combined 20.6 million POPs, as well as Sarasota, FL, Reno, NV, and Santa Barbara, CA, which make up the remaining 1.6 million POPs. The Company invested $3.0 million in East/West Communications in exchange for 300,000 shares of East/West Communications common stock. In addition, the Company simultaneously agreed to purchase all outstanding East/West Communications common shares at the closing of the proposed acquisition in exchange for new Series E Omnipoint preferred stock, equivalent to a fixed 1.775 million shares of Omnipoint common stock. Based on the October 21, 1999 closing price of $71.00 per share of Omnipoint common stock, the acquisition is valued at approximately $118 million, or $5.32 per POP. The Company will also assume approximately $15 million in FCC debt and will redeem approximately $8 million in East/West Communications preferred stock, for a combined total acquisition cost of approximately $6.50 per POP. See Note 21 -- Subsequent Events.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES:

     The Company has entered into various leases for its offices, facilities, communication towers and for equipment used in the development of its products. The leases are typically three to five years in length, except for a fifteen year agreement for communication towers, and payable on a monthly basis. Future minimum rentals under non-cancelable operating leases as of December 31, 1999 are as follows (in thousands):

                                                             OPERATING
                           YEAR                               LEASES
                           ----                              ---------
2000.......................................................   $10,576
2001.......................................................    10,253
2002.......................................................     9,653
2003.......................................................     6,595
2004.......................................................     5,849
Thereafter.................................................    53,310
                                                              -------
                                                              $96,236
                                                              =======

     Total rental expense for the years ended December 31, 1999, 1998, and 1997 was approximately $61.5 million, $42.3 million and $18.4 million, respectively.

     In July 1996, the Company, through its subsidiary, OCI, signed a five-year agreement with a provider for billing and customer-care services for which the Company will be provided with software products and services to support its billing and customer-service requirements. The Company has committed a minimum amount of $14.1 million in processing fees over the first five years of the agreement, which may be satisfied by the Company and/or its affiliates.

     The Company is in various stages of negotiation for handsets, accessories and services from various suppliers. These new contracts could require minimum purchase commitments from the Company. Management believes that the Company will fulfill these commitments in the normal course of business.

14. WARRANTS, STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS:

  Warrants

     During 1991, the Company granted a warrant to purchase 915,000 shares of common stock at an exercise price of $.008 per share, a price below market value, exercisable for a period of 10 years in exchange for investment banking services over five years. The Company also issued a warrant to purchase 750,000 shares of common stock originally exercisable for a period of five years from the date of issuance. The warrants are exercisable for a price of $1.00 per share for the first 250,000 shares exercised, $1.10 per share for the next 250,000 shares exercised and $1.20 per share for the remaining 250,000 shares exercised. Subsequent to December 31, 1994, the Company and the warrant holder agreed that the warrant holder could loan to the Company an amount equal to the aggregate exercise price of the warrant on or before the original expiration date. In such event, the expiration date of the warrant would be extended for an additional five years. The Company issued 229,168 warrants of which 50,000 have a strike price of $0.004 and the remainder have a strike price of $6.00 to the holder of the Credit Loan Agreement. These warrants expire on March 10, 2002.

     In connection with the senior notes and Convertible Subordinated Notes issued during 1995, the Company granted to the holders of the notes warrants to purchase 1,250,000 shares of common stock at an exercise price of $.004 per share, exercisable for a period of five years from the date of issuance. In connection with the warrants, the Company recorded a discount on the notes and an increase to paid-in capital of $17.5 million.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     During 1999, 1998 and 1997, approximately 738,000, 0 and 513,000 warrants, respectively were exercised with an exercise price of between $0.008 and $1.00. At December 31, 1999 and 1998, the Company had 1,292,667 and 2,030,770,
respectively, of warrants outstanding.

  Stock Options

     The 1990 Stock Option Plan authorizes the grant of options exercisable for a maximum of 6,250,000 of common stock to key employees, consultants, officers and directors of the Company. Options under the Plan expire ten years from the date of the grant for incentive stock options and ten years plus 30 days for non-statutory options. Options granted vest ratably over five years.

     The Company issued options to certain employees with exercise prices in excess of fair market value that do not begin to vest until the first or second anniversary of the option grant and then follow the normal five-year vesting schedule.

     The 1996 Employee Stock Purchase Plan, as amended, authorizes the issuance of a maximum of 450,000 shares of common stock through payroll deductions to employees of the Company. Employees of the Company, who are scheduled to work 20 or more hours per week and are employed as of the first day of each offering period, will be eligible to participate in the purchase plan. Except for the initial offering, which consisted of a six-month period from July 1, 1996 through December 31, 1996, each offering under the purchase plan will be for the 12-month calendar year (the "Offering Period"). Each Offering Period other than the initial Offering Period will consist of two six-month purchase periods commencing on the first business day on or after January 1 or July 1 of each year (each, a "Purchase Period").

     Participating employees may contribute from 1% to 10% of compensation through payroll deductions. On the last business day of each Purchase Period (the "Exercise Date"), the employee's payroll deductions will be used to purchase shares of the Company's common stock for the employee. The price of the shares purchased will be the lower of (i) 85% of the stock's closing price on the commencement date of the Offering Period or (ii) 85% of the stock's closing price on the Exercise Date. The maximum aggregate purchases which an employee will be able to make in a single calendar year is $25,000, based on the fair market value of such common stock determined at the commencement date of the Offering Period.

     The 1997 Omnibus Stock Plan authorizes the grant of stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination thereof. The plan provides for the issuance of 2,500,000 shares of common stock to key employees, consultants, officers and directors of the Company. Options under the plan expire ten years from the date of the grant and vest ratably over five years. Payments to satisfy obligations due for stock appreciation rights, restricted or unrestricted stock awards, phantom stock, and performance awards may be made by delivering common stock or cash, or any combination of common stock and cash, as determined by the plan administrator. In May 1998, the Company amended its 1997 Omnibus Stock Plan to authorize an additional 2,500,000 shares for issuance under the Plan.

     The Company has three stock-based compensation plans, which are described above. SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure provisions of SFAS 123 and has applied APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans other than options issued under fair market value. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss and earnings

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                   1999                     1998                     1997
                           ---------------------    ---------------------    ---------------------
                                        LOSS PER                 LOSS PER                 LOSS PER
                              NET        COMMON        NET        COMMON        NET        COMMON
                             LOSS        SHARE        LOSS        SHARE        LOSS        SHARE
                           ---------    --------    ---------    --------    ---------    --------
As Reported..............  $(707,571)   $(13.23)    $(677,727)   $(12.87)    $(321,010)    $(6.23)
Pro forma................  $(721,515)   $(13.59)    $(685,418)   $(13.02)    $(328,005)    $(6.36)

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ending 1999, 1998 and 1997, respectively: an expected life of six years, expected volatility of 68.00%, 62.00%, and 50.00%, a risk-free interest rate of 5 1/2%, 4.5%, and 6.1%, and a dividend yield of zero, respectively. The Company recorded approximately $6.3 million, $2.8 million and $3.1 million in compensation expense for the years ended December 31, 1999, 1998 and 1997.

     The effects of applying SFAS 123 for the purpose of providing pro forma disclosure may not be indicative of the effects on reported net loss and net loss per share for future years, as the pro forma disclosures include the effects of only those awards granted after January 1, 1995. The fair value of the employee stock purchase plan is estimated on the date of purchase using the Black-Scholes option pricing model utilizing the following weighted average assumptions; an expected life of six months, expected volatility of 68%, a dividend yield of zero and a risk-free interest rate of 5 1/2%. Included in the pro forma net loss and earnings above, the amount of compensation expense, net of income taxes related to the employee stock purchase plan is approximately $1.0 million, $0.5 million and $0.6 million for 1999, 1998, and 1997 respectively.

     A summary of the status of the Company's stock option plans as of December 31, 1999, 1998 and 1997 and changes during the years ending on those dates is presented in the following chart:

                                             1999                    1998                     1997
                                    ----------------------   ---------------------   ----------------------
                                                 WEIGHTED                WEIGHTED                 WEIGHTED
                                                  AVERAGE                 AVERAGE                  AVERAGE
                                                 PRICE PER               PRICE PER                PRICE PER
                                      SHARES       SHARE      SHARES       SHARE       SHARES       SHARE
                                    ----------   ---------   ---------   ---------   ----------   ---------
Options outstanding at beginning
  of year January 1...............   7,240,051    $16.53     7,040,041    $14.75      4,676,299    $ 8.84
Granted
  At fair value...................     628,451     32.97       656,903     24.94        403,226     18.43
  At greater than fair value......     481,198     19.47       865,850     23.95      3,454,513     23.58
  At less than fair value.........     948,200      4.92       110,680      6.30        121,447      3.18
Exercised.........................  (1,055,077)    11.45      (487,913)     3.03       (530,970)     1.94
Canceled..........................    (969,336)    19.98      (945,510)    21.50     (1,084,474)    16.38
                                    ----------    ------     ---------    ------     ----------    ------
Options outstanding at December
  31..............................   7,273,487    $16.84     7,240,051    $16.53      7,040,041    $14.75
                                    ==========    ======     =========    ======     ==========    ======
Options exercisable at December
  31..............................   2,281,983    $ 8.85     2,316,209    $ 6.41      2,099,136    $ 3.54
                                    ==========    ======     =========    ======     ==========    ======
Options available for future grant
  at December 31..................   1,902,419               2,990,932                1,178,855
                                    ==========               =========               ==========
Weighted average fair value of
  options granted during the
  year............................      $20.81                  $19.14                   $11.21
                                    ==========               =========               ==========

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                   OPTIONS OUTSTANDING
                    -------------------------------------------------
                                  WEIGHTED AVERAGE                           OPTIONS EXERCISABLE
                                     REMAINING                          ------------------------------
    RANGE OF          NUMBER        CONTRACTUAL      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 EXERCISE PRICES    OUTSTANDING         LIFE          EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
 ---------------    -----------   ----------------   ----------------   -----------   ----------------
$0.01 - $  0.01...     792,618          8.72             $  0.01            58,755         $ 0.01
$0.02 - $  0.90...   1,060,827          0.99             $  0.71         1,060,327         $ 0.71
$1.00 - $  6.00...     385,682          5.64             $  5.91           278,494         $ 5.88
$7.19 - $ 16.00...   1,306,594          7.93             $ 15.86           347,745         $15.86
$16.06 - $ 20.75..     803,455          8.00             $ 19.62           206,741         $19.46
$20.81 - $ 24.44..     296,032          7.10             $ 22.93           131,866         $23.45
$24.50 - $ 26.00..   2,146,890          8.06             $ 25.97           190,160         $25.97
$26.50 - $ 88.44..     477,639          8.82             $ 42.28             7,895         $30.73
$90.00 - $ 90.00..       2,350          9.97             $ 90.00                 0         $ 0.00
$104.38 - $104.38..      1,400          9.99             $104.38                 0         $ 0.00
                     ---------          ----             -------         ---------         ------
$0.001 - $104.38..   7,273,487          6.95             $ 16.84         2,281,983         $ 8.85
                     =========          ====             =======         =========         ======

     On May 29, 1997, the Board of Directors approved a Stock Option Exchange offering for employees granted stock options between January 26, 1996 and May 28, 1997. Exchanged options were granted as incentive stock options at the price of $16.00 or fair market value on the date of exchange. Non-qualified options were issued to employees who exchanged options at a price of $16.00 when the fair market value of the stock exceeded $16.00. The Company exchanged 812,298 options on May 29, 1997 at prices between $16.00 and $16.63.

     In July 1998, the Company implemented a stock option plan for its subsidiary, OTI. This plan provides that up to 20% of OTI's future stock issuances will be available for distribution to OTI's employees. OTI granted 2,625,610 options at the price of $2.00, as determined by the Board of Directors to be the fair market value as of the date of Grant. These options vest over five years and do not cancel upon termination of employment. In conjunction with the sale of OTI3, the Company paid each OTI option holder $1.25 for each option held as of August 2, 1999. As of December 31, 1999, there were no OTI stock options outstanding and the plan was cancelled with the buyout of these options.

  Employee Benefit Plans

     The Company has a defined contribution plan under section 401(k) of the Internal Revenue Code covering substantially all of its employees. The 401(k) plan allows employees to make contributions up to a specified percentage of their compensation. On January 1, 1998, the Company began a program of providing a discretionary match of employee contributions up to a certain limit to be changed by the Board of Directors from time to time. The participants' contributions may be made in shares of the Company's common stock or, if determined by the Company, in cash. Participants vest in the Company's matching contribution based on years of service as defined by the plan. The Company recorded $1.5 and $1.4 million for 401(k) matching for the years ended December 31, 1999 and 1998, respectively.

15. INCOME TAXES:

     At December 31, 1999, the Company had federal net operating loss carry forwards of approximately $2,490.7 million to be used to offset future taxable income; these carry forwards expire during the years 2002 through 2018. Approximately $3.2 million of these net operating losses were related to stock option exercises, the tax benefit of which, when ultimately realized, would be reflected as a component of equity. Under the Tax

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

Reform Act of 1986, the amount of and benefits from net operating losses that can be carried forward may be impaired or limited in certain circumstances.

     Deferred tax assets and liabilities as of December 31, 1999 and 1998 are comprised of the following (in thousands):

                                                         1999         1998
                                                       ---------    ---------
Deferred tax assets:
  Inventory..........................................  $     723    $     746
  Compensation related...............................      5,612        5,065
  Start up costs.....................................      9,116       12,416
  Reserves...........................................      9,024       11,995
  Other..............................................        212           72
  Net operating loss carry forwards..................    996,272      582,210
  Valuation allowance................................   (813,415)    (483,185)
Deferred tax liabilities:
  FCC license........................................    (41,286)     (30,247)
  Fixed assets.......................................   (160,976)     (99,072)
                                                       ---------    ---------
Net deferred tax assets..............................  $   5,282    $       0
                                                       =========    =========

     Due to the uncertainty surrounding the realization of the deferred tax asset, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. During 1999 the Company became qualified to sell certain state deferred tax assets to other corporations, in effect allowing the Company to recognize the tax asset. The amount of tax assets it was qualified to sell was $10.0 million at no less than 75% of their value. During 1999 the Company sold $3.6 million at 82.5% for proceeds of $3.0 million and expects to sell the remaining $6.4 million in 2000 for 82.5% or $5.3 million, resulting in a tax benefit of $8.3 million

     The provision(benefit) for income taxes consisted of the following for each of the three years in the period ended December 31, 1999 (in thousands):

                                                        1999      1998    1997
                                                       -------    ----    ----
Current:
  Federal............................................
  State..............................................  $(2,968)
  Foreign............................................
                                                       -------    ---     ---
                                                       $(2,968)
Deferred:
  Federal............................................
  State..............................................  $(5,282)
  Foreign............................................
                                                       -------    ---     ---
                                                       $(5,282)
                                                       -------    ---     ---
Provision (benefit)..................................  $(8,250)
                                                       =======    ===     ===

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using

                     OMNIPOINT CORPORATION AND SUBSIDIARIES
available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                      1999                        1998
                                            ------------------------    ------------------------
                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                            ----------    ----------    ----------    ----------
                                                               (IN THOUSANDS)
Loans payable under financing
  agreements..............................  $1,870,902    $1,870,902    $1,356,844    $1,356,844
New York MTA license obligation...........     154,576       154,576       267,991       267,991
C and F Block license obligations.........     180,395       209,301       176,746       164,664
11 5/8% Senior and Series A Notes due
  2006....................................     457,009       478,125       457,696       309,832
11 1/2% Senior Note Due 2009..............     200,037       221,913
14% Senior Notes..........................     142,800       161,259       125,000       125,000
Senior Notes..............................      22,966        25,000        21,200        22,027

  Cash and Cash Equivalents, Prepaid Expenses and Other Assets, Accounts Payable, Accrued Expenses and Short-Term Debt

     The carrying amounts of these items are a reasonable estimate of their fair value.

  Loans Payable Under Financing Agreements

     The carrying amounts of these obligations approximate fair value. The obligations' interest rates are periodically adjusted to current market rates.

  Institutional Notes, Senior Notes and Series A Notes

     The fair value of the Corporation's senior notes payable is estimated based on the quoted market prices for the same or similar issues.

  New York MTA License Obligation

     The fair value of this obligation is based on the prevailing terms that the United States Government offers other Pioneer's Preference license holders. The terms and conditions for this obligation are set by the Federal Communications Commission based on authority granted by the Congress of the United States of America.

  C and F Block License Obligations

     The fair value of these obligations are based on the Company's estimate of borrowing costs for debt similar to that issued by the U.S. Government, without consideration of any charges that may result upon full implementation of the Entrepreneurs Band Reconsideration Order.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

17. LITIGATION:

     The Company is subject to legal proceedings, administrative proceedings and claims of various types in the ordinary course of its business. While the Company cannot estimate the ultimate settlement, if any, of these proceedings, it does not believe that any such legal proceedings will have a material adverse effect on the Company, its liquidity, financial position or results of operations.

18. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                1999        1998       1997
                                                              --------    --------    -------
Cash paid for interest......................................  $189,230    $ 89,038    $74,385
Cash paid for taxes.........................................
Non-cash investing and financing activities:
  Liability incurred for acquisition of the license.........                           39,234
  Proceeds from financing agreement used to pay origination
     fee....................................................     7,880       1,500      4,875
  Capital assets purchased through accounts payable.........     5,526      41,206     50,694
  Return of C Block licenses................................               296,017
  Disaggregation and amnesty of C Block license
     obligations............................................               242,318
  Refinancing of interim credit facility....................     7,500     350,000
  Payment of interest with shares of common stock...........     1,875       1,875

19. SEGMENT INFORMATION:

     In 1998, the Company adopted Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS
131). The Company's two reportable segments are as follows:

          PCS Services -- provides digital wireless services in several markets in the United States

          PCS Technology -- developer and supplier of wireless communication technologies, products and engineering services

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes inter-segment revenues, as well as a partial charge for corporate headquarters costs to its PCS services segment. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA). However, most of the corporate headquarters costs including, but not limited to, costs related to strategic partnering, legal, accounting, consulting, human resources, auction-related etc., have not been allocated to the segments.

     The Company is organized on the basis of products and services. The Company's segments are strategic business units that offer different products and services. The Company's PCS Services regions have been aggregated into the PCS services segment.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     The table below presents information about reported segments for the Statements of Operations for the years ended December 31, 1999, 1998 and 1997, and for the Balance Sheets as of December 31, 1999, 1998 and 1997, (in thousands):

                                           PCS             PCS          RECONCILING      CONSOLIDATED
                                         SERVICES       TECHNOLOGY         ITEMS            TOTALS
                                        ----------      ----------      -----------      ------------
1999
  Revenues............................  $  401,523       $  2,691        $                $  404,214
  EBITDA(3)...........................  $ (248,974)      $ (9,221)       $(19,704)(2)     $ (277,899)
          Total Assets................  $1,940,437       $  2,647        $384,548         $2,327,632

1998
  Revenues............................  $  167,753       $  7,741        $ (2,958)(1)     $  172,536
  EBITDA(3)...........................  $ (282,528)      $(24,085)       $(21,151)(2)     $ (327,764)
          Total Assets................  $1,808,983       $  5,168        $252,453         $2,066,604

1997
  Revenues............................  $   42,377       $  9,573        $       (1)      $   51,950
  EBITDA(3)...........................  $ (145,924)      $(26,451)       $(13,317)(2)     $ (185,692)
          Total Assets................  $1,617,007       $ 13,208        $149,374         $1,779,589

---------------
(1) Represents inter-segment revenue

(2) Represents corporate expenses (including legal, regulatory, accounting, information services, human resource management, financing, investment banking, strategic partnering related activities and FCC auction related costs) not allocated to the segments

(3) EBITDA represents operating loss before depreciation and amortization. Management believes EBITDA provides meaningful additional information on Omnipoint's operating results and on its ability to service its long-term debt and other fixed obligations and to fund Omnipoint's continuing growth. EBITDA is considered by many financial analysts to be a meaningful indicator of an entity's ability to meet its future financial obligations, and growth in EBITDA is considered to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, Omnipoint's presentation may not be comparable to other similarly titled measures of other companies.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     A reconciliation of total segment EBITDA to consolidated net loss for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                                            1999          1998         1997
                                                          ---------    ----------    ---------
Total EBITDA for reportable segments....................  $(277,899)   $ (327,764)   $(185,692)
Depreciation and amortization...........................   (198,806)     (129,043)     (52,644)
Equity in losses of joint ventures......................     (4,718)      (11,879)
Interest income.........................................     13,027        11,355       12,872
Interest expense........................................   (261,771)     (187,187)     (89,061)
Gain on sale of subsidiary stock........................     41,013
Other income (expense), net.............................     (5,749)       (8,149)         106
Extraordinary loss on return of C Block licenses, net of
  tax...................................................                  (11,115)
Extraordinary loss on early extinguishment of debt, net
  of tax................................................                                (6,591)
Income tax benefit......................................      8,250
Accretion of 7% Cumulative Convertible Preferred
  Stock.................................................    (20,918)      (13,945)
                                                          ---------    ----------    ---------
  Net loss attributable to common stockholders..........  $(707,571)   $ (677,727)   $(321,010)
                                                          =========    ==========    =========
Cash flows provided by (used in):
  Operating activities..................................  $(445,650)   $ (422,665)   $(217,666)
  Investing activities..................................  $(257,168)   $ (563,411)   $(441,503)
  Financing activities..................................  $ 855,084    $1,117,227    $ 507,721

     Reconciling items from segment total assets to consolidated total assets at December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                       1999        1998        1997
                                                     --------    --------    --------
Corporate cash and short term investments..........  $349,706    $232,188    $ 78,043
Escrow deposits....................................                            51,230
Unallocated corporate assets.......................    34,843      20,265      20,101
                                                     --------    --------    --------
          Total reconciling items..................  $384,549    $252,453    $149,374
                                                     ========    ========    ========

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     Specified items related to segment assets as of December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                  PCS          PCS        RECONCILING    CONSOLIDATED
                                                SERVICES    TECHNOLOGY       ITEMS          TOTALS
                                                --------    ----------    -----------    ------------
1999
Investment in equity method subsidiaries......  $  1,709      $            $               $  1,709
Fixed asset expenditures......................  $251,060      $2,367       $    299(4)     $253,726

1998
Investment in equity method subsidiaries......  $  6,940      $            $               $  6,940
Fixed asset expenditures......................  $560,864      $1,050       $    630(4)     $562,544

1997
Investment in equity method subsidiaries......  $ 23,180      $            $               $ 23,180
Fixed asset expenditures......................  $435,167      $2,027       $  1,555(4)     $438,749

---------------
(4) Represents corporate expenditures for fixed assets

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     The following table provides quarterly data for the fiscal years ended December 31, 1999 and 1998 (in thousands, except per share data):

                                                                    1999
                                            -----------------------------------------------------
                                            MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            ---------    ---------    ------------    -----------
Revenues..................................  $  69,651    $  89,666     $ 109,859       $ 135,037
Operating expenses:
  Cost of service revenues and
     operations...........................     35,885       36,941        37,885          44,861
  Cost of handset and accessories
     revenues.............................     39,142       38,363        36,781          53,173
  Cost of engineering services............      1,533          153           145             179
  Research and development, net...........                     171         1,848             972
  Sales, general and administrative.......     67,072       82,242        90,543         114,224
  Depreciation and amortization...........     45,862       47,605        49,894          55,446
                                            ---------    ---------     ---------       ---------
          Total operating costs and
            expenses......................    189,494      205,475       217,096         268,854
                                            ---------    ---------     ---------       ---------
  Loss from operations....................   (119,843)    (115,809)     (107,237)       (133,817)
                                            ---------    ---------     ---------       ---------
Other income (expense):
  Equity in losses of joint ventures......     (2,585)        (421)       (1,711)
  Interest income.........................      2,323        2,096         3,429           5,179
  Interest expense........................    (61,588)     (64,902)      (66,149)        (69,132)
  Gain on sale of subsidiary stock........                                37,120           3,893
  Other income (expense), net.............        197          208           306          (6,460)
                                            ---------    ---------     ---------       ---------
Loss before extraordinary item and income
  tax benefit.............................   (181,496)    (178,828)     (134,242)       (200,338)
  Income tax benefit......................                                                 8,250
                                            ---------    ---------     ---------       ---------
Net Loss..................................  $(181,496)   $(178,828)    $(134,242)      $(192,088)
  Accretion of 7% Cumulative Convertible
     Preferred Stock......................     (5,229)      (5,229)       (5,230)         (5,229)
                                            ---------    ---------     ---------       ---------
Net loss attributable to common
  stockholders............................  $(186,725)   $(184,057)    $(139,472)      $(197,317)
                                            =========    =========     =========       =========

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

                                                                    1999
                                            -----------------------------------------------------
                                            MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            ---------    ---------    ------------    -----------
Loss per common share before extraordinary
  item....................................  $   (3.52)   $   (3.46)    $   (2.60)      $   (3.65)
Loss per common share on extraordinary
  item....................................         --           --            --              --
                                            ---------    ---------     ---------       ---------
Net loss per common share -- basic and
  diluted.................................  $   (3.52)   $   (3.46)    $   (2.60)      $   (3.65)
                                            =========    =========     =========       =========
Weighted average number of common shares
  outstanding.............................     53,121       53,208        53,590          54,069
                                            =========    =========     =========       =========

                                                                    1998
                                            -----------------------------------------------------
                                            MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            ---------    ---------    ------------    -----------
Revenues..................................  $  34,068    $  42,189     $  42,155       $  54,124
Operating expenses:
  Cost of service revenues................     23,383       36,835        29,372          34,587
  Cost of handset and accessories
     revenues.............................     29,073       23,314        17,015          30,672
  Cost of engineering services............      1,536          825           457           1,350
  Research and development................      4,313        5,084         4,327           2,915
  Sales, general and administrative.......     45,638       57,056        69,868          82,680
  Depreciation and amortization...........     19,879       31,636        33,654          43,874
                                            ---------    ---------     ---------       ---------
          Total operating costs and
            expenses......................    123,822      154,750       154,693         196,078
                                            ---------    ---------     ---------       ---------
  Loss from operations....................    (89,754)    (112,561)     (112,538)       (141,954)
                                            ---------    ---------     ---------       ---------
Other income (expense):
  Equity in losses of joint ventures......     (2,023)      (2,175)       (2,349)         (5,332)
  Interest income.........................      1,591        5,623         2,113           2,028
  Interest expense........................    (34,689)     (57,543)      (44,428)        (50,527)
  Other income (expense), net.............         90       (2,580)          170          (5,829)
                                            ---------    ---------     ---------       ---------
  Loss before extraordinary item..........   (124,785)    (169,236)     (157,032)       (201,614)
Extraordinary loss on return of C Block
  licenses, net of tax....................         --      (11,115)           --              --
                                            ---------    ---------     ---------       ---------
  Net loss................................  $(124,785)   $(180,351)    $(157,032)      $(201,614)
Accretion of 7% Cumulative Convertible
  Preferred Stock.........................         --       (3,486)       (5,230)         (5,229)
                                            ---------    ---------     ---------       ---------
Net loss attributable to common
  stockholders............................  $(124,785)   $(183,837)    $(162,262)      $(206,843)
                                            =========    =========     =========       =========
Loss per common share before extraordinary
  item....................................  $   (2.38)   $   (3.29)    $   (3.08)      $   (3.91)
Loss per common share on extraordinary
  item....................................         --        (0.21)           --              --
                                            ---------    ---------     ---------       ---------
Net loss per common share -- basic and
  diluted.................................  $   (2.38)   $   (3.50)    $   (3.08)      $   (3.91)
                                            =========    =========     =========       =========
Weighted average number of common shares
  outstanding -- basic and diluted........     52,384       52,580        52,747          52,845
                                            =========    =========     =========       =========

21. SUBSEQUENT EVENTS:

VOICESTREAM AND EAST/WEST MERGERS

     On February 24, 2000, Omnipoint, VoiceStream and East/West Communications each received their required shareholder approvals to complete their respective mergers. On February 24, 2000, Hutchison converted its $150 million Series A Non-Voting Convertible Preferred Stock into voting shares of Omnipoint. Upon the merger with VoiceStream these shares were exchanged for VoiceStream Shares.

                     OMNIPOINT CORPORATION AND SUBSIDIARIES

     On February 25, 2000 prior to its merger with VoiceStream, Omnipoint completed its merger with East/ West Communications by issuing 1.775 million shares of the Company's common stock. Additionally, immediately prior to the Merger with VoiceStream, the Company entered into two joint ventures with Cook Inlet Region, Inc. In order to comply with FCC requirements, the Company contributed all of its C and F Block PCS licenses, along with assets and liabilities associated with these licenses, in exchange for 49.9% membership interests in each of two joint venture entities controlled by Cook Inlet Region, Inc.

     Having previously received all required federal, state and regulatory approvals, VoiceStream and Omnipoint completed their Merger on February 25, 2000. Following the effective close of the Merger, VoiceStream issued 0.825 VoiceStream shares and $8.00 in cash for each share of Omnipoint common stock. Additionally, Hutchison invested $957 million and Sonera Corporation invested $500 million into the Merged Company.

     Upon consummation of the Merger, VoiceStream repaid $1.7 billion of the loans payable under Financing Agreements secured by collateral in specific markets with the proceeds of VoiceStream's $3.25 billion senior secured credit facility. Following the Merger, VoiceStream prepaid the $25 million 12% Institutional Notes due November 2000. In addition, VoiceStream will complete an offer to purchase or exchange Omnipoint's remaining Senior Notes as required pursuant to each of the respective indentures.

     As a result of the Merger, and as a wholly owned subsidiary of VoiceStream, the Company will be highly dependent on the financing and capital resources of its Parent company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Omnipoint Corporation:

     Our audits of the consolidated financial statements referred to in our report dated February 21, 2000, except for Note 21 for which the date is February 25, 2000, appearing in the 1999 Annual Report to Shareholders of Omnipoint Corporation (which report and financial statements are included in this Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 21, 2000, except for Note 21
for which the date is February 25, 2000

                                                                      SCHEDULE I
                     OMNIPOINT CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                ADDITIONS
                                                  BALANCE AT    CHARGED TO    DEDUCTIONS    BALANCE AT
                                                  BEGINNING     COSTS AND        FROM         END OF
                                                  OF PERIOD      EXPENSES      RESERVES       PERIOD
                                                  ----------    ----------    ----------    ----------
Period ended December 31, 1997:
  Reserve for doubtful accounts.................   $     0       $ 8,059       $ (2,313)     $ 5,746
Period ended December 31, 1998:
  Reserve for doubtful accounts.................   $ 5,746       $33,230       $(26,882)     $12,094
Period ended December 31, 1999:
  Reserve for doubtful accounts.................   $12,094       $31,705       $(29,001)     $14,798

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                                      VoiceStream Wireless Corporation
                                                                                (registrant)
  Date            September 29, 2000                                        by /s/ ALAN R. BENDER
  --------------------------------------------------        -----------------------------------------------------
                                                                                 (signature)
                                                                  Alan R. Bender, Executive Vice President